Exhibit 2.1
AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
BETWEEN
FIRST MERCHANTS CORPORATION
AND
COMMUNITY BANCSHARES, INC.

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the “Agreement”), is entered as of the 21st day of July, 2014, by and between FIRST MERCHANTS CORPORATION, an Indiana corporation (“First Merchants”) and COMMUNITY BANCSHARES, INC., an Indiana corporation (“Community Bancshares”).
W I T N E S S E T H:
WHEREAS, First Merchants is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Muncie, Delaware County, Indiana and with First Merchants Bank, National Association, a national bank (“FMB”) as its wholly-owned subsidiary;
WHEREAS, Community Bancshares is a is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Noblesville, Hamilton County, Indiana, with Community Bank, an Indiana state bank (the “Bank”) as its wholly-owned subsidiary;
WHEREAS, it is the desire of First Merchants and Community Bancshares to effect a series of transactions whereby (i) Community Bancshares will merge with and into First Merchants, and (ii) the Bank will merge with and into FMB; and
WHEREAS, a majority of the entire Boards of Directors of First Merchants, FMB, Community Bancshares and the Bank have approved this Agreement, designated it as a plan of reorganization within the provisions of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and authorized its execution.
NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, First Merchants and Community Bancshares hereby make this Agreement and prescribe the terms and conditions of the merger of Community Bancshares with and into First Merchants and the Bank with and into FMB and the mode of carrying the transactions into effect as follows:
SECTION 1
THE MERGERS
1.1    Community Bancshares Merger. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 11 hereof), Community Bancshares shall be merged with and into First Merchants, which shall be the “Continuing Company” and shall continue its corporate existence under the laws of the State of Indiana, pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law and particularly Indiana Code § 23-1-40 (the “Merger”).

1.2    The Bank Merger. Subject to the terms and conditions of this Agreement, on the Effective Date and immediately after the Merger, the Bank shall be merged with and into FMB pursuant to the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”) and otherwise in accordance with 12 USC 215a and The Indiana Financial Institutions Act, as amended, together with any regulations promulgated thereunder (the “Bank Merger”).

1.3    Right to Revise Mergers. The parties may, at any time, change the method of effecting the Merger or the Bank Merger if and to the extent the parties deem such change to be desirable, including, without limitation, to provide for the merger of Community Bancshares into a wholly-owned subsidiary of First Merchants and/or the merger of the Bank or either of them into FMB or wholly-owned subsidiaries of First Merchants or FMB; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of Community Bancshares specified in Section 3 hereof as a result of the Merger, except in accordance with the terms of Section 3 hereof; (b) adversely affect the tax treatment to the shareholders of Community Bancshares; or (c) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.

SECTION 2

EFFECT OF THE MERGER

Upon the Merger becoming effective:
2.1    General Description. The separate existence of Community Bancshares shall cease and the Continuing Company shall possess all of the assets of Community Bancshares and all of its rights, privileges, immunities, powers, and franchises and shall be subject to and assume all of the duties, obligations and liabilities of Community Bancshares.

2.2    Name, Offices, and Management. The name of the Continuing Company shall continue to be “First Merchants Corporation.” Its principal office shall be located at 200 E. Jackson Street, Muncie, Indiana. The Board of Directors of the Continuing Company, until such time as their successors have been elected and qualified, shall consist of the current Board of Directors of First Merchants. The officers of First Merchants immediately prior to the Effective Date shall continue as the officers of the Continuing Company.

2.3    Capital Structure. The amount of capital stock of the Continuing Company shall not be less than the capital stock of First Merchants immediately prior to the Effective Date increased by the amount of capital stock issued in accordance with Section 3 hereof.

2.4    Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of the Continuing Company shall be those of First Merchants immediately prior to the Effective Date until the same shall be further amended as provided therein or by law.

2.5    Assets and Liabilities. The title to all assets, real estate and other property owned by First Merchants and Community Bancshares shall vest in the Continuing Company without reversion or impairment. All liabilities of Community Bancshares shall be assumed by the Continuing Company.

2.6    Additional Actions. If, at any time after the Effective Date, the Continuing Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Continuing Company its right, title or interest in, to or under any of the rights, properties or assets of Community Bancshares or the Bank, or (b) otherwise carry out the purposes of this Agreement, Community Bancshares and the Bank and their respective officers and directors shall be deemed to have granted to the Continuing Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Continuing Company are authorized in the name of Community Bancshares or the Bank or otherwise to take any and all such action.

SECTION 3

CONSIDERATION TO BE
DISTRIBUTED TO SHAREHOLDERS OF COMMUNITY BANCSHARES

3.1    Consideration. Upon and by reason of the Merger becoming effective, the shareholders of Community Bancshares of record on the Effective Date who have not dissented to the Merger in accordance with Indiana Code § 23-1-44, as amended, shall be entitled to receive in exchange for the Community Bancshares common shares (“Community Bancshares Common Stock”) held and at their election (subject to the limitations and prorations set forth in this Section 3) either (i) 4.0926 (the “Exchange Ratio”) shares of First Merchants’ common stock (“First Merchants Common Stock”) for each share of Community Bancshares Common Stock held (“Share Option”), or (ii) cash in the amount of $85.94 for each share of Community Bancshares Common Stock held (“Cash Option”), subject to the provisions and limitations of Section 3.6. A Community Bancshares shareholder shall be entitled to elect the Share Option for all shares held of record, the Cash Option for all shares held of record or the Share Option for a portion of the shares held of record and the Cash Option for a portion of the shares held of record. The Exchange Ratio shall be subject to adjustment as set forth in Section 3.3.

3.2    No Fractional First Merchants Common Shares. Certificates for fractional shares of First Merchants Common Stock shall not be issued in respect of fractional interests arising from the Exchange Ratio. Each Community Bancshares shareholder who would otherwise have been entitled to a fraction of a share of First Merchants Common Stock, upon surrender of all such shareholder’s certificates representing Community Bancshares Common Stock, shall be paid in cash (without interest), rounded to the nearest whole cent, determined by multiplying the First Merchants Average Price (as defined below) by the fractional share of First Merchants Common Stock to which such former Community Bancshares shareholder would otherwise be entitled. No such shareholder of Community Bancshares shall be entitled to dividends, voting rights or any other rights in respect of any fractional share. The term “First Merchants Average Price” shall mean the average closing price of First Merchants Common Stock as reported by Bloomberg, L.P. for the ten (10) days that First Merchants Common Stock trades on the NASDAQ Global Select Market preceding the fourth (4th) calendar day prior to the Effective Date (the “Determination Date”). The First Merchants Average Price shall be appropriately and proportionately adjusted to reflect any share adjustment as contemplated by Section 3.3 hereof.

3.3    Recapitalization. If, between the date of this Agreement and the Effective Date, First Merchants issues a stock dividend with respect to its shares of common stock, combines, subdivides, or splits up its outstanding shares or takes any similar recapitalization action, then the Exchange Ratio shall be adjusted so that each Community Bancshares shareholder shall receive such number of shares of First Merchants Common Stock as represents the same percentage of outstanding shares of First Merchants Common Stock at the Effective Date as would have been represented by the number of shares of First Merchants Common Stock such shareholder would have received if the recapitalization had not occurred.

3.4    Election. An election form (the “Election Form”) shall be mailed to each record holder of Community Bancshares Common Stock as of the record date fixed for the special shareholders’ meeting at which the Merger will be submitted to a vote of Community Bancshares shareholders (the “Special Record Date”). In addition, reasonable efforts will be made to make the Election Form available to all persons who become shareholders of Community Bancshares between the Special Record Date and the Election Deadline (as defined below). The deadline for receipt of such Election Forms shall be the close of business on the first business day after the special meeting at which the Merger will be submitted to a vote of Community Bancshares shareholders, or such other date mutually agreed to by Community Bancshares and First Merchants (the “Election Deadline”). The Election Forms shall be mailed to each record holder of Community Bancshares Common Stock as of the Special Record Date along with the proxy materials for the special shareholders’ meeting at which the Merger will be submitted to a vote of Community Bancshares shareholders. The Election Form will permit each holder of record of Community Bancshares Common Stock as of the Special Record Date to elect, subject to Section 3.6, to have all of such holder’s shares exchanged in the Merger into either the Share Option, the Cash Option or a combination of the Share Option and the Cash Option. An election shall be duly made by completing the Election Form and any other required documents in accordance with the instructions set forth therein and delivering them to the Election Agent (as defined below) or to such other person or persons mutually agreed upon by Community Bancshares and First Merchants to receive elections, to receive outstanding Community Bancshares Common Stock, to deliver cash or cash and shares of First Merchants’ common stock and to carry out the other procedures set forth herein, on or before 5:00 p.m., Eastern Time, on the Election Deadline. Community Bancshares Common Stock as to which the Share Option has been elected are referred to in this Agreement as “Stock Election Shares.” Community Bancshares Common Stock as to which the Cash Option has been elected are referred to in this Agreement as “Cash Election Shares.” Community Bancshares Common Stock as to which no valid election has been made by the Election Deadline are referred to in this Agreement as “Non-Electing Shares.”

3.5    Election Agent. First Merchants and Community Bancshares hereby appoint American Stock Transfer to act as agent (the “Election Agent”) of Community Bancshares shareholders for the purposes of mailing and receiving the Election Forms, tabulating the results and notifying First Merchants and Community Bancshares of the results.

3.6    Diversity of Payments.

(a)    In the event the number of Cash Election Shares would entitle the holders of such shares (and Community Bancshares shareholders receiving cash payments for fractional shares or exercising dissenters’ rights) to receive $15,000,000 or less in cash, then all Share Option and Cash Option elections of the holders of Community Bancshares common shares shall be honored (each in its entirety) and all Non-Electing Shares shall be treated as Stock Election Shares. For purposes of this determination, any shareholder exercising the shareholders dissenters’ rights shall be counted as though they had elected the Cash Option.

(b)    In the event that the amount of cash to be received by holders of Cash Election Shares and Community Bancshares shareholders receiving cash payments for fractional shares or the exercise of dissenters’ rights pursuant to the terms of the Agreement would result in cash payments of more than $15,000,000, the Cash Election Shares (not including any shareholders electing dissenters’ rights) shall be converted into Stock Election Shares pro rata (based on the total number of shares of Community Bancshares Common Stock held by each Community Bancshares shareholder with Cash Election Shares) until the total remaining number of Cash Election Shares is such that the Merger will (i) result in cash payments of no more than $15,000,000 for Cash Election Shares and Community Bancshares shareholders receiving cash payments for fractional shares or exercising their dissenters’ rights, and (ii) satisfy the “continuity of interest” requirement applicable to tax-free reorganizations under the Code. Cash Election Shares which are not converted into Stock Election Shares shall remain as Cash Election Shares, and all Non-Electing Shares shall be treated as Stock Election Shares.

(d)    Community Bancshares and First Merchants shall mutually determine the validity of elections submitted by Community Bancshares shareholders.

(e)    A holder of Community Bancshares shares that is a bank, trust company, security broker-dealer or other recognized nominee, may submit one or more Election Forms for the persons for whom it holds shares as nominee provided that such bank, trust company, security broker-dealer or nominee certifies to the satisfaction of Community Bancshares and First Merchants the names of the persons for whom it is so holding shares (the “Beneficial Owners”). In such case, each Beneficial Owner for whom an Election Form is submitted shall be treated as a separate owner for purposes of the election procedure and allocation of shares set forth herein.

(f)    First Merchants and Community Bancshares may, upon mutual agreement, apply the adjustments set forth in this Section 3.6 only to such extent and to such number of Community Bancshares shareholders as is necessary to accomplish the objectives of this Section 3.6 and to assure that the Merger will qualify as a tax-free reorganization.

3.7    Distribution of First Merchants’ Common Stock and Cash.

(a)    Each share of common stock of First Merchants outstanding immediately prior to the Effective Date shall remain outstanding unaffected by the Merger.

(b)    On or prior to the Effective Date, First Merchants shall (i) authorize the issuance of and shall make available to American Stock Transfer as exchange agent hereunder (the “Exchange Agent”), for the benefit of the registered shareholders of Community Bancshares Common Stock for exchange in accordance with this Section 3, certificates for shares (or book entry of shares) of First Merchants Common Stock (the “First Merchants Stock Certificates”) to be issued pursuant to Section 3.1, and (ii) shall deposit with the Exchange Agent sufficient cash for payment of cash for Cash Election Shares and in lieu of any fractional shares of First Merchants Common Stock in accordance with Section 3.2. Such First Merchants Stock Certificates and cash are referred to in this Section 3 as the “Exchange Fund.” First Merchants shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(c)    Within three (3) business days following the Effective Date, First Merchants shall mail to each Community Bancshares shareholder a letter of transmittal (the “Letter of Transmittal”) providing instructions as to the transmittal to the Exchange Agent of certificates representing shares of Community Bancshares Common Stock and the issuance of shares of First Merchants Common Stock and cash in exchange therefor pursuant to the terms of this Agreement. Distribution of stock certificates representing First Merchants Common Stock and cash payments for Community Bancshares Common Stock and in lieu of fractional shares shall be made by First Merchants to each former shareholder of Community Bancshares within ten (10) business days following the later of the Effective Date or the date of such shareholder’s delivery to the Exchange Agent of such shareholder’s certificates representing Community Bancshares Common Stock, accompanied by a properly completed and executed Letter of Transmittal. Interest shall not accrue or be payable with respect to any cash payments.

(d)    Following the Effective Date, stock certificates representing Community Bancshares Common Stock shall be deemed to evidence only the right to receive cash and/or such number of shares of First Merchants Common Stock as determined in accordance with Section 3.1 above (for all corporate purposes other than the payment of dividends) and cash for fractional shares, as applicable. No dividends or other distributions otherwise payable subsequent to the Effective Date on shares of First Merchants Common Stock shall be paid to any shareholder entitled to receive the same until such shareholder has surrendered such shareholder’s certificates for Community Bancshares Common Stock to the Exchange Agent in exchange for certificates representing First Merchants Common Stock and cash for fractional shares, as applicable; provided, however, that this provision shall not limit or otherwise affect the dividends set forth in Section 8.12 hereof. Upon surrender or compliance with the provisions of Section 3.7(c), there shall be paid to the record holder of the new certificate(s) evidencing shares of First Merchants’ common stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such common stock.

(e)    From and after the Effective Date, there shall be no transfers on the stock transfer books of Community Bancshares of any shares of Community Bancshares Common Stock.

(f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Community Bancshares for twelve months after the Effective Date shall be paid to First Merchants, or its successors in interest. Any shareholders of Community Bancshares who have not theretofore complied with this Section 3 shall thereafter look only to First Merchants, or its successors in interest, for the payment of cash or issuance of certificates representing shares of First Merchants Common Stock and the payment of cash in lieu of any fractional shares and any unpaid dividends and distributions on First Merchants Common Stock deliverable in respect of each share of Community Bancshares Common Stock such shareholder holds as determined pursuant to this Agreement. Notwithstanding the foregoing, none of First Merchants, the Exchange Agent or any other person shall be liable to any former holder of shares of Community Bancshares Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)    First Merchants shall be entitled to rely upon the stock transfer books of Community Bancshares to establish the persons entitled to receive cash and shares of First Merchants Common Stock, which books, in the absence of actual knowledge by First Merchants of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.

(h)    With respect to any certificate for Community Bancshares Common Stock which has been lost, stolen, or destroyed, First Merchants shall be authorized to issue First Merchants Common Stock to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance satisfactory to First Merchants, and upon compliance by the Community Bancshares’ shareholder with all procedures historically required by Community Bancshares in connection with lost, stolen, or destroyed certificates.

SECTION 4

DISSENTING SHAREHOLDERS

Shareholders of Community Bancshares shall have the rights accorded to dissenting shareholders under Indiana Code § 23-1-44, as amended.
SECTION 5

REPRESENTATIONS AND
WARRANTIES OF COMMUNITY BANCSHARES

Community Bancshares hereby makes the representations and warranties set forth below to First Merchants with respect to itself and the Bank. For the purposes of this Section 5, a “Community Bancshares Disclosure Letter” is defined as the letter referencing Section 5 of this Agreement which shall be prepared by Community Bancshares and delivered to First Merchants contemporaneously with the execution of this Agreement.
5.1    Organization and Authority. Community Bancshares is a corporation duly organized and validly existing under the laws of the State of Indiana, and the Bank is a bank duly organized and validly existing under the laws of the State of Indiana. Community Bancshares and the Bank have the power and authority (corporate and otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. Community Bancshares’ only subsidiary is the Bank. The Bank is subject to primary federal regulatory supervision and regulation by the Federal Deposit Insurance Corporation.

5.2    Authorization.

(a)Community Bancshares has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to satisfaction of the conditions precedent in Section 9. This Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of Community Bancshares, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights. The Board of Directors of the Bank and Community Bancshares as its sole shareholder have approved the Bank Merger pursuant to the terms and conditions of this Agreement and the Bank Merger Agreement.

(b)Except as set forth in the Community Bancshares Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under Community Bancshares’ or the Bank’s organizational documents; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, to which Community Bancshares or the Bank is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of Community Bancshares or the Bank; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which Community Bancshares or the Bank is subject or bound, the result of which would have a Material Adverse Effect; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Community Bancshares or the Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment.

For the purpose of this Agreement, a “Material Adverse Effect” means any effect that (i) is material and adverse to the financial position, results of operations or business of Community Bancshares and the Bank taken as a whole, or First Merchants and FMB taken as a whole, as applicable or (ii) would materially impair the ability of Community Bancshares or First Merchants, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of Community Bancshares and the Bank, or First Merchants and FMB, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence of or contemplated by this Agreement and disclosed to First Merchants, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Community Bancshares and the Bank, or First Merchants and FMB, as applicable and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the First Merchants Common Stock, by itself, be considered to constitute a Material Adverse Effect on First Merchants (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).
(c)Other than the filing of Articles of Merger with the Indiana Secretary of State for the Merger and in connection or in compliance with the banking regulatory approvals contemplated by Section 9.4 and federal and state securities laws and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Community Bancshares of the transactions contemplated by this Agreement.

(d)Other than those filings, authorizations, consents and approvals referenced in Section 5.2(c) above and except as set forth in the Community Bancshares Disclosure Letter, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by Community Bancshares or the Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

5.3    Capitalization.

(a)    The Community Bancshares Disclosure letter contains a list of the shareholders of Community Bancshares and the number of shares held by each. As of the date of this Agreement, Community Bancshares has 2,000,000 shares of Community Bancshares Common Stock authorized, 550,000 shares of which are issued and outstanding. Such issued and outstanding shares of Community Bancshares Common Stock have been duly and validly authorized by all necessary corporate action of Community Bancshares, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. Community Bancshares has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(a) and, except as set forth in the Community Bancshares Disclosure Letter, Community Bancshares has no intention or obligation to authorize or issue additional shares of its capital stock.

(b)    As of the date of this Agreement, the Bank has 12,000 shares of common stock authorized, $10.00 stated value per share, 12,000 shares of which are issued and outstanding and held by Community Bancshares. Such issued and outstanding shares of Bank common stock have been duly and validly authorized by all necessary corporate action of the Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Bank shareholders. All of the issued and outstanding shares of Bank common stock are owned by Community Bancshares free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. The Bank has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(b) and has no intention or obligation to authorize or issue any other shares of capital stock.

(c)    There are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock or any debt securities, of Community Bancshares or the Bank by which Community Bancshares or the Bank is or may become bound. Neither Community Bancshares nor the Bank has any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock.

(d)    Except as set forth in the Community Bancshares Disclosure Letter, to the knowledge of Community Bancshares’ Management (as defined below), no person or entity beneficially owns 5% or more of Community Bancshares’ outstanding common shares.

5.4    Organizational Documents. The respective Articles of Incorporation and By-Laws of Community Bancshares and the Bank have been delivered to First Merchants and represent true, accurate and complete copies of such corporate documents of Community Bancshares and the Bank in effect as of the date of this Agreement.

5.5    Compliance with Law. Neither Community Bancshares nor the Bank has engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of Community Bancshares’ Management could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on Community Bancshares. Community Bancshares and the Bank possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption, except where the failure to possess such licenses or other authorizations would not be reasonably expected to have a Material Adverse Effect on Community Bancshares, and such licenses, franchises, permits and authorizations shall be transferred to First Merchants on the Effective Date without any material restrictions or limitations thereon or the need to obtain any consents of third parties. Except as set forth in the Community Bancshares Disclosure Letter, neither Community Bancshares nor the Bank are subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of Community Bancshares or the Bank. Except as set forth in the Community Bancshares Disclosure Letter, the Bank has not received any notice of enforcement actions or criticisms since January 1, 2012 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Except as set forth in the Community Bancshares Disclosure Letter, Community Bancshares has not received any notice of enforcement actions or criticisms since January 1, 2012, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to Community Bancshares. The Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

5.6    Accuracy of Statements. No information which has been or shall be supplied by Community Bancshares with respect to its businesses, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger or the Bank Merger contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein not misleading.

5.7    Litigation and Pending Proceedings. Except as set forth in the Community Bancshares Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of Community Bancshares’ Management threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does Community Bancshares’ Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of Community Bancshares’ Management, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to Community Bancshares or the Bank as a result of an examination by any regulatory agency or body.

5.8    Financial Statements.

(a)    Community Bancshares’ consolidated audited balance sheets as of the end of the two fiscal years ended December 31, 2013 and 2012, the unaudited consolidated balance sheet for the four months ended April 30, 2014 and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “Financial Information”) present fairly the consolidated financial condition or position of Community Bancshares as of the respective dates thereof and the consolidated results of operations of Community Bancshares for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

(b)    All loans reflected in the Financial Information and which have been made, extended or acquired since April 30, 2014 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that the Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming the Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming the Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if the Bank is not able to enforce any such security interest or mortgage.

5.9    Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the Community Bancshares Disclosure Letter, since April 30, 2014, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the Community Bancshares Disclosure Letter, between the period from April 30, 2014 to the date of this Agreement, Community Bancshares and the Bank have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Community Bancshares’ common shares (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of Community Bancshares or the Bank or any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for Community Bancshares’ common shares.

5.10    Absence of Undisclosed Liabilities. Except as set forth in the Community Bancshares Disclosure Letter, neither Community Bancshares nor the Bank has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than $100,000 per year and which may be terminated within one year from the date of this Agreement, and (c) unfunded loan commitments made in the ordinary course of Community Bancshares’ business consistent with past practices.

5.11    Title to Assets.

(a)    Community Bancshares and the Bank have good and marketable title in fee simple absolute to all personal property reflected in the April 30, 2014 Financial Information, good and marketable title to all other properties and assets which Community Bancshares or the Bank purports to own, good and marketable title to or right to use by terms of any lease or contract all other property used in Community Bancshares’ or the Bank’s business, and good and marketable title to all property and assets acquired since April 30, 2014, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature, except such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the use of the property and which would not have a Material Adverse Effect.

(b)    The operation by Community Bancshares or the Bank of such properties and assets is in compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or third party having jurisdiction over such use except for such noncompliance that would not have a Material Adverse Effect.

5.12    Loans and Investments.

(a)    Except as set forth in the Community Bancshares Disclosure Letter, there is no loan of the Bank in excess of $100,000 that has been classified by Community Bancshares, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss,” nor is there any loan of the Bank in excess of $100,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility. The Bank’s report of classified assets and all loans in excess of $100,000 that Community Bancshares’ Management has determined to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status are set forth in the Community Bancshares Disclosure Letter.

(b)    The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the Financial Information are adequate in the judgment of management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

(c)    Except as set forth in the Community Bancshares Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by Community Bancshares or the Bank since April 30, 2014 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Community Bancshares or the Bank to dispose freely of such investment at any time. Except as set forth in the Community Bancshares Disclosure Letter, neither Community Bancshares nor the Bank is a party to any repurchase agreements with respect to securities.

5.13    Employee Benefit Plans.

(a)    The Community Bancshares Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by Community Bancshares or any entity, trade or business that, together with Community Bancshares, would be treated as a single employer under the provisions of Code Sections 414(b), (c), (m) or (o) (“Community Bancshares ERISA Affiliate”), and covers any employee, director or former employee or director of Community Bancshares or any Community Bancshares ERISA Affiliate under which Community Bancshares or any Community Bancshares ERISA Affiliate has any liability. The Community Bancshares Disclosure Letter also contains a list of all “employee benefit plans” as defined under ERISA which have been terminated by Community Bancshares or any Community Bancshares ERISA Affiliate since January 1, 2009. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as an “Employee Plan” and collectively as the “Employee Plans.” The Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2) (A) of ERISA are identified as such in the list referred to above.

(b)    The Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).

(c)    To the knowledge of Community Bancshares’ Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any Employee Plan that could subject Community Bancshares to material taxes or penalties. Neither Community Bancshares nor any Community Bancshares ERISA Affiliate has any material liability to the Pension Benefit Guaranty Corporation (“PBGC”), to the Internal Revenue Service (“IRS”), to the Department of Labor (“DOL”), to the Employee Benefits Security Administration, with respect to any Employee Plan, except for routine premium payments to the PBGC.

(d)    To the knowledge of Community Bancshares’ Management, no “fiduciary,” as defined in Section 3(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to Community Bancshares or any Community Bancshares ERISA Affiliate.

(e)    Each of the Employee Plans which is intended to be qualified under Code Section 401(a) has been timely amended to comply in all material respects with the applicable requirements of the Code. Except as set forth in the Community Bancshares Disclosure Letter, Community Bancshares and/or any Community Bancshares ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS (or are otherwise relying on an opinion letter issued to a prototype plan sponsor) and has furnished to First Merchants copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Code Section 401(a).

(f)    No facts or circumstances exist that may subject Community Bancshares, or any Community Bancshares ERISA Affiliate, to any liability under ERISA Sections 4062, 4063 or 4064. Neither Community Bancshares nor any Community Bancshares ERISA Affiliate ever has engaged in any transaction within the meaning of ERISA Section 4069. Except as disclosed in the Community Bancshares Disclosure Letter, there exist no facts or circumstances which could subject Community Bancshares, or any Community Bancshares ERISA Affiliate thereof, to withdrawal liability within the meaning of ERISA Section 4201 or to contingent withdrawal liability under ERISA Section 4204. Neither Community Bancshares nor any Community Bancshares ERISA Affiliate ever has been a party to a transaction within the meaning of ERISA Section 4212(c).

(g)    No Employee Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to Community Bancshares or any Community Bancshares ERISA Affiliate.

(h)    No claims involving an Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of Community Bancshares’ Management, have been threatened to be filed in a court of law.

(i)    There is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of Community Bancshares or the Bank that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

(j)    To the knowledge of Community Bancshares’ Management, no event has occurred that would cause the imposition of the tax described in Code Section 4980B on Community Bancshares. To the knowledge of Community Bancshares’ Management, Community Bancshares has materially complied with all requirements of ERISA Section 601, as applicable, with respect to any Employee Plan.

(k)    The Community Bancshares Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by Community Bancshares or the Bank and (iii) covers any employee, director or former employee or director of Community Bancshares or the Bank. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the “Benefit Arrangements.” Each of the Benefit Arrangements has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

(l)    Except as set forth in the Community Bancshares Disclosure Letter or as required by applicable law, neither Community Bancshares nor any Community Bancshares ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of Community Bancshares or any Community Bancshares ERISA Affiliate.

(m)    Except as set forth in the Community Bancshares Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by Community Bancshares or any Community Bancshares ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement administered by Community Bancshares or any Community Bancshares ERISA Affiliate which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2013.

(n)    Except as otherwise provided in the Community Bancshares Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any Employee Plan or Benefit Arrangement.

(o)    With respect to any nonqualified deferred compensation plan that is subject to Code Section 409A, such plan has been identified on the Community Bancshares Disclosure Letter.

5.14    Obligations to Employees. Except as set forth in the Community Bancshares Disclosure Letter, all accrued obligations and liabilities of Community Bancshares and the Bank, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by

Community Bancshares or the Bank for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by Community Bancshares or the Bank in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not materially adversely affect the business, prospects, condition (financial or otherwise), results of operations or assets of Community Bancshares and the Bank, taken as a whole. Except as set forth in the Community Bancshares Disclosure Letter, all obligations and liabilities of Community Bancshares and the Bank, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with generally accepted accounting principles, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. All accruals and reserves referred to in this Section 5.14 are correctly and accurately reflected and accounted for in the books, statements and records of Community Bancshares and the Bank, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not have a Material Adverse Effect.

5.15    Taxes, Returns and Reports. Except as set forth in the Community Bancshares Disclosure Letter, Community Bancshares and the Bank have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable or claimed to be due and payable upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of Community Bancshares and the Bank’s tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to April 30, 2014. Neither Community Bancshares nor the Bank has or will have, any liability for taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from April 30, 2014, up to and including the Effective Date, except to the extent reflected on their Financial Information or on financial statements of Community Bancshares or the Bank subsequent to such date and as set forth in the Community Bancshares Disclosure Letter. Neither Community Bancshares nor the Bank has received written notice that it is currently under audit by any state or federal taxing authority. Except as set forth in the Community Bancshares Disclosure Letter, none of the federal, state, or local tax returns of Community Bancshares or the Bank have been audited by any taxing authority during the past five (5) years.

5.16    Deposit Insurance. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) in accordance with the Federal Deposit Insurance Act, and the Bank has paid all premiums and assessments with respect to such deposit insurance.

5.17    Reports. Since January 1, 2012, Community Bancshares and the Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that Community Bancshares or the Bank was required to file with (i) the Board of

Governors of the Federal Reserve System (the “Federal Reserve Board”), (ii) the Indiana Department of Financial Institutions, (iii) the FDIC, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “Regulatory Authorities”), having jurisdiction over the affairs of Community Bancshares or the Bank except where such failure would not have a Material Adverse Effect. All such reports filed by Community Bancshares and the Bank complied in all material respects with all applicable rules and regulations promulgated by the applicable Regulatory Authorities and are true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with regulatory accounting principles applied on a consistent basis. Except as set forth in the Community Bancshares Disclosure Letter, there is no unresolved violation with respect to any report or statement filed by, or any examination of, Community Bancshares or the Bank.

5.18    Absence of Defaults. Neither Community Bancshares nor the Bank is in violation of its charter documents or By-Laws or to the knowledge of Community Bancshares’ Management in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to Community Bancshares’ Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

5.19    Tax and Regulatory Matters. Neither Community Bancshares nor the Bank has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

5.20    Real Property.

(a)    A list of the locations of each parcel of real property owned by Community Bancshares or the Bank (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Community Bancshares or the Bank for disposition as required by law) is set forth in the Community Bancshares Disclosure Letter under the heading of “Community Bancshares Owned Real Property” (such real property being herein referred to as the “Community Bancshares Owned Real Property”). A list of the locations of each parcel of real property leased by Community Bancshares or the Bank is also set forth in the Community Bancshares Disclosure Letter under the heading of “Community Bancshares Leased Real Property” (such real property being herein referred to as the “Community Bancshares Leased Real Property”). Community Bancshares shall update the Community Bancshares Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof. Collectively, the Community Bancshares Owned Real Property and the Community Bancshares Leased Real Property are herein referred to as the “Community Bancshares Real Property.”

(b)    There is no pending action involving Community Bancshares or the Bank as to the title of or the right to use any of the Community Bancshares Real Property.

(c)    Neither Community Bancshares nor the Bank has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

(d)    None of the buildings, structures or other improvements located on the Community Bancshares Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or “setback” line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

(e)    None of the buildings, structures or improvements located on the Community Bancshares Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of Community Bancshares, threatened, with respect to any such building, structure or improvement. The Community Bancshares Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained (as to the Leased Property, to the extent required to be maintained by Community Bancshares or the Bank) in accordance with reasonable and prudent business practices applicable to like facilities. The Community Bancshares Real Property has been used and operated in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.

(f)    Except as may be reflected in the Financial Information or with respect to such easements, liens, defects or encumbrances as do not individually or in the aggregate materially adversely affect the use or value of the Community Bancshares Owned Real Property, Community Bancshares and the Bank have, and at the Effective Date will have, good and marketable title to their respective Community Bancshares Owned Real Property, free and clear of all liens, mortgages, security interests, encumbrances and restrictions of any kind or character.

(g)    Except as set forth in the Community Bancshares Disclosure Letter and to the knowledge of Community Bancshares’ Management, neither Community Bancshares nor the Bank has caused or allowed the generation, treatment, storage, disposal or release at any Community Bancshares Real Property of any Toxic Substance, except in compliance with all applicable federal, state and local laws and regulations and except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. “Toxic Substance” means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.

(h)    Except as disclosed in the Community Bancshares Disclosure Letter and to the knowledge of Community Bancshares’ Management, there are no underground storage tanks located on, in or under any Community Bancshares Owned Real Property and no such Community Bancshares Owned Real Property has previously contained an underground storage tank. Except as set forth in the Community Bancshares Disclosure Letter and to the knowledge of Community Bancshares’ Management, neither Community Bancshares nor the Bank own or operate any underground storage tank at any Community Bancshares Leased Real Property and no such Community Bancshares Leased Real Property has previously contained an underground storage tank. To the knowledge of Community Bancshares’ Management, no Community Bancshares Real Property is or has been listed on the CERCLIS.

(i)    Except as set forth in the Community Bancshares Disclosure Letter and to the knowledge of Community Bancshares’ Management, no Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any Community Bancshares Real Property nor, to the knowledge of Community Bancshares’ Management, are there any other conditions or circumstances affecting any Community Bancshares Real Property, in each case, which would reasonably be expected to have a Material Adverse Effect.

(j)    To the knowledge of Community Bancshares’ Management, the Community Bancshares Real Property is not “property” within the definition of Indiana Code 13-11-2-174. To the knowledge of Community Bancshares’ Management, neither Community Bancshares nor the Bank is required to provide a “disclosure document” to First Merchants as a result of the Merger pursuant to the Indiana Responsible Property Transfer Law (I.C. §  13-25-3-1 et seq.).

(k)    To the knowledge of Community Bancshares’ Management, there are no mechanic’s or materialman’s liens against the Leased Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the Leased Property in respect of which liens may or could be filed against the Leased Property.

5.21    Broker’s or Finder’s Fees. Except for fees related to delivery of the “Community Bancshares Fairness Opinion” (as defined below), no agent, broker or other person acting on behalf of Community Bancshares or the Bank or under any authority of Community Bancshares or the Bank is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

5.22    Shareholder Rights Plan. Community Bancshares does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Community Bancshares or the Bank or which may be considered an anti-takeover mechanism.

5.23    Indemnification Agreements. Except as set forth in the Community Bancshares Disclosure Letter, neither Community Bancshares nor the Bank is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation, Articles of Association or By-Laws of Community Bancshares and the Bank.

5.24    Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 5 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter Community Bancshares and the Bank and all directors and officers of Community Bancshares and the Bank shall have no further liability with respect thereto.

SECTION 6

REPRESENTATIONS AND
WARRANTIES OF FIRST MERCHANTS

First Merchants hereby makes the following representations and warranties set forth below to Community Bancshares with respect to itself and FMB. For the purposes of this Section, “First Merchants Disclosure Letter” is defined as a letter referencing Section 6 of this Agreement which shall be prepared by First Merchants and delivered to Community Bancshares contemporaneous with the execution of this Agreement.
6.1    Organization and Qualification. First Merchants is a corporation duly organized and validly existing under the laws of the State of Indiana and FMB is a national bank duly organized and validly existing under the laws of the United States of America. Each has the corporate power and authority to conduct its business in the manner and by the means utilized as of the date hereof. First Merchants and FMB have the power and authority (corporate or otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. First Merchants’ only subsidiaries are FMB and the other entities listed on Exhibit 21 to First Merchants’ Annual Report on Form 10-K as of and for the period ending December 31, 2013 (the “First Merchant Subsidiaries”). FMB is subject to primary federal regulatory supervision and regulation by the OCC.

6.2    Authorization.

(a)    First Merchants and FMB have the corporate power and authority to enter into this Agreement and to carry out their obligations hereunder subject to the conditions precedent set forth in Section 9. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of First Merchants and FMB, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor’s rights The Board of Directors of First Merchants and FMB have approved the Merger and Bank Merger pursuant to the terms and conditions of this Agreement and the Bank Merger Agreement.

(b)    Except as set forth in the First Merchants Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof does or will (i) conflict with, result in a breach of, or constitute a default under either First Merchants’ or FMB’s Articles of Incorporation, Articles of Association or By-laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment, to which either First Merchants or FMB is subject or bound, the result of which would materially affect the business or financial condition of First Merchants and the First Merchants Subsidiaries, taken as a whole; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of either First Merchants or FMB; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment to which First Merchants or FMB is a party or by which either First Merchants or FMB is subject or bound, the result of which would have a Material Adverse Effect on First Merchants; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, either First Merchants or FMB is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment.

(c)    Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, the Bank Merger Act, federal and state securities laws, and applicable federal and Indiana banking statutes and Indiana corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by First Merchants and FMB of the transactions contemplated by this Agreement.

(d)    Except as set forth in the First Merchants Disclosure Letter, other than those filings, authorizations, consents and approvals referenced in Section 6.2(c) above and filings and approvals relating to the listing of the shares of First Merchants common stock to be issued in the Merger on the NASDAQ Global Select Market and certain other filings and approvals with NASDAQ relating to the change in the number of shares of First Merchants outstanding as a result of the Merger, no notice to, filing with, authorization of, execution by, or consent or approval of, any third party is necessary for the consummation by First Merchants of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

6.3    Capitalization.

(a)    As of February 28, 2014, First Merchants had 50,000,000 shares of First Merchants Common Stock authorized, without par value, $0.125 stated value, of which 35,973,832 shares were issued and outstanding. Such issued and outstanding shares of First Merchants Common Stock have been duly and validly authorized by all necessary corporate action of First Merchants, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders.

(b)    First Merchants has authorized 500,000 shares of preferred stock, without par value (“First Merchants Preferred Stock”). First Merchants has designated 116,000 of those shares of First Merchants Preferred Stock as Fixed Rate Cumulative

Perpetual Preferred Stock, Series A authorized, $1,000 per share liquidation amount, no shares of which are issued and outstanding. First Merchants also has designated 90,823.23 shares of the First Merchants Preferred Stock as Senior Non-Cumulative Perpetual Preferred Stock, Series B authorized, $1,000 per share liquidation amount, no shares of which are currently outstanding.

(c)    The shares of First Merchants Common Stock to be issued pursuant to the Merger will be duly authorized, fully paid, validly issued and nonassessable and subject to no preemptive rights.

6.4    Organizational Documents. The Articles of Incorporation and By-laws of First Merchants in force as of the date hereof have been delivered to Community Bancshares. The documents delivered by it represent true, accurate and complete copies of the corporate documents of First Merchants in effect as of the date of this Agreement.

6.5    Compliance with Law. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of “First Merchants’ Management” (as defined below) could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the First Merchants Disclosure Letter, First Merchants and each First Merchants Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption. Neither First Merchants nor any of the First Merchants Subsidiaries are subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of First Merchants or FMB. Except as set forth in the First Merchants Disclosure Letter, FMB has not received any notice of enforcement actions or criticisms since January 1, 2012 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Except as set forth in the First Merchants Disclosure Letter, First Merchants has not received any notice of enforcement actions or criticisms since January 1, 2012 from any regulatory agency or government authority relating to its compliance with any securities, tax or employment laws applicable to First Merchants. FMB received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

6.6    Accuracy of Statements. No information which has been or shall be supplied by First Merchants nor any First Merchants Subsidiary with respect to its respective businesses, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger or the Bank Merger contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein not misleading.

6.7    Litigation and Pending Proceedings. Except as set forth in the First Merchants Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of “First Merchants’ Management” (as defined below) threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does First Merchants’ Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could be reasonably expected to have a Material Adverse Effect. To the knowledge of First Merchants’ Management, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to First Merchants as a result of an examination by any regulatory agency or body.

6.8    Financial Statements.

(a)    First Merchants’ consolidated audited balance sheets as of the end of the two fiscal years ended December 31, 2013 and 2012, the unaudited consolidated balance sheet for the three months ended March 31, 2014 and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “First Merchants Financial Information”) present fairly the consolidated financial condition or position of First Merchants as of the respective dates thereof and the consolidated results of operations of First Merchants for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

(b)    All loans reflected in the First Merchants Financial Information and which have been made, extended or acquired since March 31, 2014 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that FMB has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming FMB as the secured party or mortgagee, except for such unperfected security interests or mortgages naming FMB as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if FMB is not able to enforce any such security interest or mortgage.

6.9    Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the First Merchants Disclosure Letter, since March 31, 2014, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Between the period from March 31, 2014 to the date of this Agreement, First Merchants and each First Merchants Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding (a) the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby and (b) any borrowings in connection with a refinance of its subordinated debt or redemption of preferred shares) and, other than any redemption of First Merchants preferred shares currently held by the U.S. Department of the Treasury, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to First Merchants’ common shares (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of First Merchants or any First Merchants Subsidiary or any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for First Merchants’ common shares.

6.10    Absence of Undisclosed Liabilities. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than $400,000 per year and which may be terminated within one year from the date of this Agreement, and (c) unfunded loan commitments made in the ordinary course of the Bank’s business consistent with past practices.

6.11    Title to Assets.

(a)    Except as set forth in the First Merchants Disclosure Letter, First Merchants and each First Merchants Subsidiary have good and marketable title in fee simple absolute to all personal property reflected in the March 31, 2014 Financial Information, good and marketable title to all other properties and assets which First Merchants or any First Merchants Subsidiary purports to own, good and marketable title to or right to use by terms of any lease or contract all other property used in First Merchants’ or any First Merchants Subsidiary’s business, and good and marketable title to all property and assets acquired since March 31, 2014, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature, except such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the use of the property and which would not have a Material Adverse Effect.

(b)    The operation by First Merchants or any First Merchants Subsidiary of its furniture, fixtures, machinery, equipment, computer software and hardware, and all other tangible personal property is in compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or third party having jurisdiction over such use except for such noncompliance that would not have a Material Adverse Effect.

6.12    Loans and Investments.

(a)    Except as set forth in the First Merchants Disclosure Letter, there is no loan of any other First Merchants Subsidiary in excess of $1,000,000 that has been classified by First Merchants applying bank regulatory examination standards as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss,” nor is there any loan of FMB in excess of $1,000,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility. FMB’s loan watch list and all loans in excess of $1,000,000 that First Merchants’ Management has determined to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status are set forth in the First Merchants Disclosure Letter.

(b)    The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the Financial Information are adequate in the judgment of management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

(c)    Except as set forth in the First Merchants Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by First Merchants or any First Merchants Subsidiary since March 31, 2014 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of First Merchants or any First Merchants Subsidiary to dispose freely of such investment at any time. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary is a party to any repurchase agreements with respect to securities.

6.13    Employee Benefit Plans.

(a)    The First Merchants Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by First Merchants or any entity, trade or business that, together with First Merchants, would be treated as a single employer under the provisions of Code Sections 414(b), (c), (m) or (o) (“First Merchants ERISA Affiliate”), and covers any employee, director or former employee or director of First Merchants or any First Merchants ERISA Affiliate under which First Merchants or any First Merchants ERISA Affiliate has any liability. The First Merchants Disclosure Letter also contains a list of all “employee benefit plans” as defined under ERISA which have been terminated by First Merchants or any First Merchants ERISA Affiliate since January 1, 2009. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to Community Bancshares together with the three most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as a “First Merchants Employee Plan” and collectively as the “First Merchants Employee Plans.” The First Merchants Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2) (A) of ERISA are identified as such in the list referred to above.

(b)    The First Merchants Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).

(c)    To the knowledge of First Merchants’ Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in

Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any First Merchants Employee Plan that could subject First Merchants to material taxes or penalties. Neither First Merchants nor any First Merchants ERISA Affiliate has any material liability to the PBGC, to the IRS, to the DOL, to the Employee Benefits Security Administration, with respect to any First Merchants Employee Plan, except for routine premium payments to the PBGC.

(d)    To the knowledge of First Merchants’ Management, no “fiduciary,” as defined in Section 3(21) of ERISA, of a First Merchants Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to First Merchants or any First Merchants ERISA Affiliate.

(e)    Each of the First Merchants Employee Plans which is intended to be qualified under Code Section 401(a) has been timely amended to comply in all material respects with the applicable requirements of the Code. Except as set forth in the First Merchants Disclosure Letter, First Merchants and/or any First Merchants ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS and has furnished to Community Bancshares copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Code Section 401(a).

(f)    No First Merchants Employee Plan has incurred an “accumulated funding deficiency,” as determined under Code Section 412 and ERISA Section 302. First Merchants has at all times met the minimum funding standard, and has made all contributions required, under Code Section 412 and ERISA Section 302. No facts or circumstances exist that may subject First Merchants, or any First Merchants ERISA Affiliate, to any liability under ERISA Sections 4062, 4063 or 4064. Neither First Merchants nor any First Merchants ERISA Affiliate ever has engaged in any transaction within the meaning of ERISA Section 4069. Except as disclosed in the First Merchants Disclosure Letter, there exist no facts or circumstances which could subject First Merchants, or any First Merchants ERISA Affiliate thereof, to withdrawal liability within the meaning of ERISA Section 4201 or to contingent withdrawal liability under ERISA Section 4204. Neither First Merchants nor any First Merchants ERISA Affiliate ever has been a party to a transaction within the meaning of ERISA Section 4212(c).

(g)    No First Merchants Employee Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to First Merchants or any First Merchants ERISA Affiliate.

(h)    No claims involving a First Merchants Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of First Merchants’ Management, have been threatened to be filed in a court of law.

(i)    There is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of First Merchants or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

(j)    To the knowledge of First Merchants’ Management, no event has occurred that would cause the imposition of the tax described in Code Section 4980B on First Merchants or any First Merchants ERISA Affiliate. To the knowledge of First Merchants’ Management, First Merchants has materially complied with all requirements of ERISA Section 601, as applicable, with respect to any First Merchants Employee Plan.

(k)    The First Merchants Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a First Merchants Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by First Merchants or any First Merchants Subsidiary and (iii) covers any employee, director or former employee or director of First Merchants or any First Merchants Subsidiary. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the “First Merchants Benefit Arrangements.” Each of the First Merchants Benefit Arrangements has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such First Merchants Benefit Arrangements.

(l)    Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of First Merchants or any First Merchants ERISA Affiliate.

(m)    Except as set forth in the First Merchants Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by First Merchants or any First Merchants ERISA Affiliate relating to, or change in employee participation or coverage under, any First Merchants Employee Plan or Benefit Arrangement administered by First Merchants or any First Merchants ERISA Affiliate which would increase materially the expense of maintaining such First Merchants Employee Plans or First Merchants Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2013.

(n)    Except as otherwise provided in the First Merchants Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any First Merchants Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any First Merchants Employee Plan or Benefit Arrangement.

(o)    With respect to any nonqualified deferred compensation plan that is subject to Code Section 409A, such plan has been identified on the Disclosure Letter and has been operated in accordance with, and is in documentary compliance with, Section 409A of the Code and the guidance issued thereunder.

6.14    Obligations to Employees. Except as set forth in the First Merchants Disclosure Letter, all accrued obligations and liabilities of First Merchants and any First Merchants Subsidiary, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock grant, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by First Merchants or any First Merchants Subsidiary for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by First Merchants or any First Merchants Subsidiary in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. Except as set forth in the First Merchants Disclosure Letter, all obligations and liabilities of First Merchants and any First Merchants Subsidiary, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefor have been and are being made in accordance with generally accepted accounting principles, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. All accruals and reserves referred to in this Section 6.13 are correctly and accurately reflected and accounted for in the books, statements and records of First Merchants and any Subsidiary, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not have a Material Adverse Effect.

6.15    Taxes, Returns and Reports. First Merchants and FMB have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable or claimed to be due and payable upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the First Merchants Financial Information is adequate to cover all of First Merchants’ and FMB’s tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to March 31, 2014. Neither First Merchants nor FMB has or will have, any liability for taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from March 31, 2014, up to and including the Effective Date, except to the extent reflected on the First Merchants Financial Information or on financial statements of First Merchants or any subsidiary subsequent to such date and as set forth in the First Merchants Disclosure Letter. Neither First Merchants nor FMB has received written notice that it is currently under audit by any state or federal taxing authority. Except as set forth in the First Merchants Disclosure Letter, none of the federal, state, or local tax returns of First Merchants or FMB have been audited by any taxing authority during the past five (5) years.

6.16    Deposit Insurance. The deposits of FMB are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and FMB has paid all premiums and assessments with respect to such deposit insurance.

6.17    Reports. Since January 1, 2012, First Merchants and its subsidiaries have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Regulatory Authorities having jurisdiction over the affairs of First Merchants and FMB, except where such failure would not have a Material Adverse Effect. All such reports filed by First Merchants and the First Merchants Subsidiaries complied in all material respects with all applicable rules and regulations promulgated by the applicable Regulatory Authorities and are true, accurate and complete in all material respect and, to the extent required, were prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis.

6.18    Absence of Defaults. First Merchants is not in violation of its Articles of Incorporation or By-Laws or, to the knowledge of First Merchants’ Management, in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to First Merchants’ Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

6.19    Tax and Regulatory Matters. Neither First Merchants nor FMB has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

6.20    Real Property.

(a)    A list of the locations of each parcel of real property owned by First Merchants or FMB (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by First Merchants or FMB for disposition as required by law) is set forth in the First Merchants Disclosure Letter under the heading of “First Merchants Owned Real Property” (such real property being herein referred to as the “First Merchants Owned Real Property”). A list of the locations of each parcel of real property leased by First Merchants or FMB is also set forth in the First Merchants Disclosure Letter under the heading of “First Merchants Leased Real Property” (such real property being herein referred to as the “First Merchants Leased Real Property”). First Merchants shall update the First Merchants Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof. Collectively, the First Merchants Owned Real Property and the First Merchants Leased Real Property are herein referred to as the “First Merchants Real Property.”

(b)    There is no pending action involving First Merchants or FMB as to the title of or the right to use any of the First Merchants Real Property.

(c)    Neither First Merchants nor FMB has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

(d)    Except as set forth in the First Merchants Disclosure Letter, (i) none of the buildings, structures or other improvements located on the First Merchants Owned Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or “setback” line and all such buildings, structures; and (ii) improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

(e)    Except as set forth in the First Merchants Disclosure Letter, (i) none of the buildings, structures or improvements located on the First Merchants Owned Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code; and (ii) there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of First Merchants’ Management, threatened, with respect to any such building, structure or improvement. Except as set forth in the First Merchants Disclosure Letter, the First Merchants Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained (as to the Leased Property, to the intent required to be maintained by First Merchants or FMB) in accordance with reasonable and prudent business practices applicable to like facilities. The First Merchants Owned Real Property has been used and operated in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.

(f)    Except as may be reflected in the First Merchants Financial Information or with respect to such easements, liens, defects, encumbrances, real estate taxes and assessments or other monetary obligations such as contributions to an Owner’s Association, as do not individually or in the aggregate materially adversely affect the use or value of the First Merchants Owned Real Property, First Merchants and FMB have, and at the Effective Date will have, good and marketable title to their respective First Merchants Owned Real Property, free and clear of all liens, mortgages, security interests, encumbrances and restrictions of any kind or character.

(g)    Except as set forth in the First Merchants Disclosure Letter and to the knowledge of First Merchants’ Management, neither First Merchants nor FMB has caused or allowed the generation, treatment, storage, disposal or release at any First Merchants Real Property of any Toxic Substance, except in compliance with all applicable federal, state and local laws and regulations and except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(h)    Except as disclosed in the First Merchants Disclosure Letter and to the knowledge of First Merchants’ Management, there are no underground storage tanks located on, in or under any First Merchants Owned Real Property and no such First Merchants Owned Real Property has previously contained an underground storage tank. Except as set forth in the First Merchants Disclosure Letter and to the knowledge of First Merchants’ Management, neither First Merchants nor FMB own or operate any underground storage tank at any First Merchants Leased Real Property and no such First Merchants Leased Real Property has previously contained an underground storage tank. To the knowledge of First Merchants’ Management, no First Merchants Real Property is or has been listed on the CERCLIS.

(i)    Except as set forth in the First Merchants Disclosure Letter and to the knowledge of First Merchants’ Management, no Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any First Merchants Real Property nor, to the knowledge of First Merchants’ Management, are there any other conditions or circumstances affecting any First Merchants Real Property, in each case, which would reasonably be expected to have a Material Adverse Effect.

(j)    To the knowledge of First Merchants’ Management, the First Merchants Real Property is not “property” within the definition of Indiana Code 13-11-2-174. To the knowledge of First Merchants’ Management, neither First Merchants nor FMB is required to provide a “disclosure document” to First Merchants as a result of the Merger pursuant to the Indiana Responsible Property Transfer Law (I.C. §  13-25-3-1 et seq.).

(k)    To the knowledge of First Merchants’ Management, there are no mechanic’s or materialman’s liens against the Leased Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the Leased Property in respect of which liens may or could be filed against the Leased Property.

6.21    Securities Law Compliance. First Merchants’ common stock is traded on the NASDAQ Global Select Market under the symbol of “FRME.” First Merchants has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto. Since January 1, 2013, First Merchants has filed all reports and other documents required to be filed by it under the 1934 Act and the 1933 Act, including First Merchants’ Annual Report on Form 10-K for the year ended December 31, 2013, copies of which have previously been delivered to Community Bancshares. Since January 1, 2013, all such SEC filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

6.22    Broker’s or Finder’s Fees. No agent, broker or other person acting on behalf of First Merchants or under any authority of First Merchants is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

6.23    Indemnification Agreements. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor FMB is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of First Merchants and FMB.

6.24    Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 6 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter First Merchants and all directors and officers of First Merchants shall have no further liability with respect thereto.

SECTION 7

COVENANTS OF COMMUNITY BANCSHARES

Community Bancshares covenants and agrees with First Merchants and covenants and agrees to cause the Bank to act, as follows:
7.1    Shareholder Approval. Community Bancshares shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Community Bancshares as soon as reasonably practicable following the effectiveness of the Registration Statement provided for in Section 8.2 below, and the Board of Directors of Community Bancshares shall recommend to the shareholders of Community Bancshares that such shareholders approve this Agreement and shall not thereafter withdraw or modify its recommendation, except as otherwise provided in Section 7.5 hereof. The Board of Directors of Community Bancshares shall use its reasonable best efforts to obtain any vote of its shareholders necessary for the approval of this Agreement.

7.2    Other Approvals. As soon as reasonably practicable following the date hereof, Community Bancshares and the Bank shall use their reasonable best efforts to procure upon reasonable terms and conditions any consents, authorizations, approvals, registrations, and certificates from any applicable Regulatory Authorities as may be required by applicable law, and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger and the Bank Merger on the terms and conditions provided in this Agreement.

7.3    Conduct of Business.

(a)    Except as otherwise set forth on the Community Bancshares Disclosure Letter, on and after the date of this Agreement and until the Effective Date or until this Agreement shall be terminated as herein provided, neither Community Bancshares nor the Bank shall, without the prior written consent of First Merchants, (i) make any changes in their capital structure, including, but not limited to the redemption of shares of common stock; (ii) authorize an additional class of stock or issue, or authorize the issuance of any capital stock or any options or other instruments convertible into shares of capital stock; (iii) declare, distribute or pay any dividends on their common shares, or authorize a stock split, or make any other distribution to their shareholders, except for (A) the payment by the Bank to Community Bancshares of dividends to pay the dividend set forth in Section 8.12 hereof and Community Bancshares’ expenses of operations and its business and payment of fees and expenses incurred in connection with the transactions contemplated by this Agreement and (B) the payment by Community Bancshares of the dividend set forth in Section 8.12 hereof; (iv) merge, combine or consolidate with or sell their assets or any of their securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any new liability or obligation, make any new commitment, payment or disbursement, enter into any new contract, agreement, understanding or arrangement or engage in any new transaction, or acquire or dispose of any property or asset the fair market value of which exceeds $50,000, in the aggregate, except for payments or disbursements made in the ordinary course of business consistent with past practice, the acquisition or disposition of personal or real property in connection with either foreclosures on mortgages or enforcement of security interests, and the origination or sale of loans by the Bank in the ordinary course of business; (vi) subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for such mortgages, liens or other encumbrances incurred in the ordinary course of business consistent with past practice; (vii) promote or increase or decrease the rate of compensation (except for promotions and non‑material increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of Community Bancshares or the Bank; (viii) except as set forth in the Community Bancshares Disclosure Letter, as specifically authorized by this Agreement or as required by applicable law, execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of Community Bancshares or the Bank, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits or pay any bonuses other than as required by law or regulatory authorities; (ix) amend their Articles of Incorporation or By‑Laws from those in effect on the date of this Agreement; (x) except as set forth in the Community Bancshares Disclosure Letter or as specifically authorized by this Agreement, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment or severance agreements with respect to any present or former directors, officers or employees of Community Bancshares or the Bank; (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any capital stock of the Bank; (xii) fail to make additions to the Bank’s reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; and (xiv) agree in writing or otherwise to take any of the foregoing actions. The prior consent of First Merchants for the items listed above may be withheld in its sole discretion; provided, however, consent for the items listed in (v) through (xiv) above may not be unreasonably withheld.

(b)    Community Bancshares and the Bank shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

(c)    Community Bancshares shall provide and shall cause the Bank to provide First Merchants and its representatives full access, during normal business hours and on reasonable advance notice to Community Bancshares, to further information (to the extent permissible under applicable law) and the Bank’s premises for purposes of (i) observing the Bank’s business activities and operations and to consult with Community Bancshares’ officers and employees regarding the same on an ongoing basis to verify compliance by Community Bancshares with all terms of this Agreement, and (ii) making all necessary preparations for conversion of the Bank’s information technology systems; provided, however, that the foregoing actions shall not unduly interfere with the business operations of Community Bancshares or the Bank. First Merchants will use such information as is provided to it by Community Bancshares or the Bank, or representatives thereof, solely for the purpose of conducting business, legal and financial reviews of Community Bancshares and the Bank and for such other purposes as may be related to this Agreement, and First Merchants will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of Section 8.5 below.

7.4    Preservation of Business. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, Community Bancshares and the Bank shall (a) carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

7.5    Other Negotiations.

(a)    Community Bancshares shall not, and shall cause the Bank to not, during the term of this Agreement, directly or indirectly, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting Community Bancshares or the Bank (or the securities or assets of either) that, if effected, would constitute an acquisition of control of either Community Bancshares or the Bank within the meaning of 12 U.S.C. §1817(j) (disregarding the exceptions set forth in 12 U.S.C. §1817(j)(17)) and the regulations of the Federal Reserve Board thereunder (each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal.

(b)    Notwithstanding the foregoing, in the event that Community Bancshares’ Board of Directors determines in good faith and after consultation with outside counsel, that in light of an Acquisition Proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, Community Bancshares’ Board of Directors may, in response to an Acquisition Proposal which was not solicited by or on behalf of Community Bancshares or the Bank or which did not otherwise result from a breach of Section 7.5(a), subject to its compliance with Section 7.5(c), (i) furnish information with respect to Community Bancshares or the Bank to such person or entity making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement between Community Bancshares and First Merchants and (ii) participate in discussions or negotiations regarding such Acquisition Proposal. In the event that Community Bancshares’ Board of Directors determines in good faith and after consultation with outside counsel, that the Acquisition Proposal is a Superior Acquisition Proposal (as defined below) and that it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board’s fiduciary duties, Community Bancshares may (A) withdraw, modify or otherwise change in a manner adverse to First Merchants, the recommendation of Community Bancshares’ Board of Directors to its shareholders with respect to this Agreement and the Merger, and/or (B) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that Community Bancshares’ Board of Directors may not terminate this Agreement pursuant to this Section 7.5(b) unless and until (x) ten (10) business days have elapsed following the delivery to First Merchants of a written notice of such determination by Community Bancshares’ Board of Directors and during such ten (10) business-day period, Community Bancshares and the Bank otherwise cooperate with First Merchants with the intent of enabling the parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (y) at the end of such ten (10) business-day period Community Bancshares’ Board of Directors continues reasonably to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which Community Bancshares’ Board of Directors determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to Community Bancshares’ shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of Community Bancshares’ Board of Directors, is reasonably capable of being obtained by such third party, but shall exclude any Acquisition Proposal the terms of which were made known to Community Bancshares’ Board of Directors prior to the date of this Agreement.

(c)    In addition to the obligations of Community Bancshares set forth in Section 7.5(a) and (b), Community Bancshares shall advise First Merchants orally and in writing as soon as reasonably practicable of any request (whether oral or in writing) for information or of any inquiries, proposals, discussions or indications of interest (whether oral or in writing) with respect to any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. Community Bancshares shall keep First

Merchants reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.

7.6    Announcements; Press Releases. In connection with the execution of this Agreement, Community Bancshares and First Merchants intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither Community Bancshares nor the Bank shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger without the prior approval of First Merchants.

7.7    Community Bancshares Disclosure Letter. Community Bancshares shall supplement, amend and update as of the Effective Date the Community Bancshares Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Community Bancshares Disclosure Letter. If, at any time prior to the Effective Date, Community Bancshares becomes aware of a fact or matter that might indicate that any of the representations and warranties of Community Bancshares herein may be untrue, incorrect or misleading in any material respect, Community Bancshares shall promptly disclose such fact or matter to First Merchants in writing.

7.8    Confidentiality. Community Bancshares and the Bank shall use commercially reasonable efforts to cause their respective officers, employees, and authorized representatives to hold in strict confidence all confidential data and information obtained by them from First Merchants, unless such information (a) was already known to Community Bancshares and the Bank, (b) becomes available to Community Bancshares and the Bank from other sources, (c) is independently developed by Community Bancshares and the Bank, (d) is disclosed by Community Bancshares or the Bank with and in accordance with the terms of prior written approval of First Merchants, or (e) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. Community Bancshares and the Bank further agree that, in the event this Agreement is terminated, they will return to First Merchants, or destroy, all information obtained by Community Bancshares and the Bank from First Merchants, including all copies made of such information by Community Bancshares and the Bank. This provision shall survive the Effective Date or the earlier termination of this Agreement.

7.9    Cooperation. Community Bancshares and the Bank shall generally cooperate with First Merchants and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (a) Community Bancshares shall cooperate and assist First Merchants in preparation of and/or filing of all regulatory applications, the Registration Statement (as defined below), and all other documentation required to be prepared for consummation of the Merger and the Bank Merger and obtaining all necessary approvals, and (b) Community Bancshares shall furnish First Merchants with all information concerning itself and the Bank that First Merchants may request in connection with the preparation of the documentation referenced above.

7.10    Community Bancshares Fairness Opinion. As soon as reasonably practicable following the date hereof, Community Bancshares shall use its reasonable best efforts to procure the written opinion from Suntrust Robinson Humphrey, Inc. to the Board of Directors of Community Bancshares to the effect that, as of the date of this Agreement, the consideration to be paid in the Merger is fair, from a financial point of view, to the holders of Community Bancshares Common Stock (the “Community Bancshares Fairness Opinion”). The Community Bancshares Fairness Opinion shall be included in the Proxy Statement.

7.11    SEC and Other Reports.

(a)    Promptly upon its becoming available, Community Bancshares shall furnish to First Merchants one (1) copy of each financial statement, report, notice, or proxy statement sent by Community Bancshares to its shareholders generally.

(b)    None of the information supplied or to be supplied by Community Bancshares for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 8.1 hereof) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act of 1933, as amended, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, and (ii) the Proxy Statement (as defined in Section 8.1 hereof) and any amendment or supplement thereto will, at the date of mailing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

7.12    Adverse Actions. Neither Community Bancshares nor the Bank shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in Section 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

7.13    Bank Merger Agreement. Community Bancshares shall cause the appropriate officers of the Bank to execute and deliver the Bank Merger Agreement contemporaneously herewith.

SECTION 8

COVENANTS OF FIRST MERCHANTS

First Merchants covenants and agrees with Community Bancshares as follows:
8.1    Approvals. As soon as reasonably practicable, but in any event within sixty (60) days following execution and delivery of this Agreement, First Merchants will file an application with the Federal Reserve Board and the Indiana Department of Financial Institutions for approval of the Merger and an application with the Office of the Comptroller of the Currency (“OCC”) for approval of the Bank Merger, and take all other appropriate actions necessary to obtain the regulatory approvals referred to herein, and Community Bancshares will use all reasonable and diligent efforts to assist in obtaining all such approvals. In advance of filing any applications for such regulatory approvals, First Merchants shall provide Community Bancshares and its counsel with a copy of such applications (but excluding any information contained therein regarding First Merchants and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise Community Bancshares and its counsel of any material communication received by First Merchants or its counsel from any regulatory authorities with respect to such applications. In addition, First Merchants agrees to prepare, in cooperation with and subject to the review and comment of Community Bancshares and its counsel, a registration statement on Form S-4, including a prospectus of First Merchants (the “Registration Statement”), to be filed no later than sixty (60) days after the date hereof by First Merchants with the SEC in connection with the issuance of First Merchants common stock in the Merger (including the proxy statements and prospectus and other proxy solicitation materials of, and to be filed by, Community Bancshares and First Merchants constituting a part thereof (the “Proxy Statement”) and all related documents). First Merchants agrees to advise Community Bancshares, promptly after First Merchants receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Merchants common stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of the receipt of any comment letters from the SEC regarding, or of any request by the SEC for the amendment or supplement of, the Registration Statement, or for additional information. First Merchants agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NASDAQ Global Select Market (subject to official notice of issuance), the shares of First Merchants Common Stock to be issued to the holders of shares of Community Bancshares Common Stock in the Merger.

8.2    Employee Benefit Plans.

(a)    First Merchants shall take such action as may be necessary so that immediately following the Effective Date employees of Community Bancshares and the Bank shall be entitled to participate in the employee benefit plans of First Merchants. With respect to each employee benefit plan or benefit arrangement maintained by First Merchants in which employees of Community Bancshares or the Bank subsequently participate, for purposes of determining eligibility, vesting, vacation and severance entitlement, First Merchants will ensure that service with Community Bancshares or the Bank will be treated as service with First Merchants; provided, however, that service with Community Bancshares or the Bank shall not be treated as service with First Merchants for purposes of benefit accrual, except with respect to severance benefits. Once the Bank’s employees are covered under First Merchants’ tax-qualified retirement plans, First Merchants, in its sole discretion, shall determine whether Community Bancshares’ and the Bank’s tax-qualified retirement plan(s) are terminated or merged into First Merchants’ plan(s). In the event First Merchants determines to terminate the Community Bank 401(k) Profit Sharing Plan, any outstanding participant loans under that plan may be rolled over to the First Merchants’ Retirement Income and Savings Plan so that participants can continue to repay outstanding loans via payroll deduction.

(b)    Coverage Under First Merchants’ Health and Welfare Plan. With respect to First Merchants’ health and welfare plans under which employees of Community Bancshares or the Bank and their eligible dependents become participants, First Merchants agrees to (i) waive all restrictions and limitations for pre-existing conditions, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by Community Bancshares’ or Bank’s employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Date during the portion of the calendar year prior to the Effective Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of First Merchants in which they are eligible to participate after the Effective Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee of Community Bancshares or the Bank and his or her eligible dependents on or after the Effective Date, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Date.

(c)    Severance. To the extent that First Merchants terminates the employment of any employee of Community Bancshares or the Bank, then First Merchants agrees that it shall provide such employees with severance and outplacement benefits identical to those currently offered to First Merchants employees as listed on the First Merchants Disclosure Letter.

(d)    COBRA. First Merchants shall be responsible for providing COBRA continuation coverage to any qualified employee or former employee of Community Bancshares or the Bank and to their respective qualified beneficiaries, on and after the Effective Date, regardless of when the qualifying event occurred.

8.3    Press Release. In connection with the execution of this Agreement, Community Bancshares and First Merchants intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither First Merchants nor FMB shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger or the Bank Merger without the prior approval of Community Bancshares.

8.4    Confidentiality. First Merchants shall, and shall use its best efforts to cause the First Merchants Subsidiaries and its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from Community Bancshares, unless such information (i) was already known to First Merchants, (ii) becomes available to First Merchants from other sources, (iii) is independently developed by First Merchants, (iv) is disclosed outside of First Merchants with and in accordance with the terms of prior written approval of Community Bancshares, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. First Merchants further agrees that in the event this Agreement is terminated, it will return to Community Bancshares, or will destroy, all information obtained by it regarding Community

Bancshares or the Bank, including all copies made of such information by First Merchants. This provision shall survive the Effective Date or the earlier termination of this Agreement.

8.5    Directors and Officers Insurance.

(a)    For a period of at least six (6) years from the Effective Date (the “Tail Coverage Period”), First Merchants shall use its reasonable best efforts to obtain an endorsement to its director’s and officer’s liability insurance policy to cover the present and former officers and directors of Community Bancshares and the Bank (determined as of the Effective Date) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Date, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Community Bancshares; provided however, that if First Merchants is unable to obtain such endorsement, then Community Bancshares may purchase tail coverage under its existing director and officer liability insurance policy for such claims; provided further that in no event shall First Merchants be required to expend in the aggregate during each year of the Tail Coverage Period more than two times the current annual amount spent by Community Bancshares (the “Insurance Amount”) to maintain or procure its current directors’ and officers’ insurance coverage; provided further, that if First Merchants is unable to maintain or obtain the insurance called for by this Section 8.5, First Merchants shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Community Bancshares or the Bank may be required to make application and provide customary representations and warranties to First Merchants’ insurance carrier for the purpose of obtaining such insurance.

(b)    Following the Effective Date, First Merchants will provide any Community Bancshares or Bank officers, directors and employees who become officers, directors and employees of the Continuing Company or its subsidiaries with the same directors and officers liability insurance coverage and indemnification protections that First Merchants provides to other officers, directors and employees of First Merchants or its subsidiaries. In addition, First Merchants further agrees to indemnify the current and former directors and officers of Community Bancshares or the Bank after the Effective Date, for the duration of the Tail Coverage Period, for all actions taken by them prior to the Effective Date in their respective capacities as directors and officers of Community Bancshares or the Bank to the same extent (and subject to the same limitations) as the indemnification provided by Community Bancshares and the Bank under their respective charters and by-laws (as applicable) to such directors and officers immediately prior to the Effective Date. Notwithstanding the foregoing, the indemnity obligations contained herein shall be limited as may be required by applicable federal banking laws and regulations.

(c)    All rights to indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Effective Date now existing in favor of the current or former directors or officers of Community Bancshares and the Bank as provided in its articles, charters or by-laws and any existing indemnification agreements or arrangements of Community Bancshares or the Bank described in the Community Bancshares

Disclosure Letter, shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall be honored by First Merchants during the Tail Coverage Period with respect to acts or omissions of such individuals occurring or alleged to occur on or prior to the Effective Date.

(d)    In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of Community Bancshares or the Bank (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Community Bancshares or the Bank or any of their predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or on or after the Effective Date, the parties hereto agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

(e)    If First Merchants shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Merchants shall assume the obligations set forth in this Section 8.5.

8.6    SEC and Other Reports.

(a)    Promptly upon its becoming available, First Merchants shall furnish to Community Bancshares one (1) copy of each financial statement, report, notice, or proxy statement sent by First Merchants to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by First Merchants with the SEC or any successor agency, and of any notice or communication received by First Merchants from the SEC.

(b)    None of the information supplied or to be supplied by First Merchants for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 8.1 hereof) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act of 1933, as amended, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, and (ii) the Proxy Statement (as defined in Section 8.2 hereof) and any amendment or supplement thereto will, at the date of mailing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

8.7    First Merchants Disclosure Letter. First Merchants shall supplement, amend and update as of the Effective Date the First Merchants Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the First Merchants Disclosure Letter. If, at any time prior to the Effective Date, First Merchants becomes aware of a fact or matter that might indicate that any of the representations and warranties of First Merchants herein may be untrue, incorrect or misleading in any material respect, First Merchants shall promptly disclose such fact or matter to First Merchants in writing.

8.8    Adverse Actions. Neither First Merchants nor FMB shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in Section 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

8.9    Cooperation. First Merchants shall generally cooperate with Community Bancshares and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.10    Bank Merger Agreement. First Merchants shall cause the appropriate officers of FMB to execute and deliver the Bank Merger Agreement upon approval by FMB’s Board of Directors.

8.11    Preservation of Business. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, First Merchants and FMB shall (a) except as set forth in the First Merchants Disclosure Letter, carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

8.12    Tax Matters.

(a)    Tax Dividends.

(i)    2014 Tax Return. If the Effective Date occurs later than December 31, 2014, Community Bancshares shall, subject to applicable laws and regulatory requirements, limitations or approvals, declare and pay a cash dividend to its shareholders (the “2014 Tax Dividend”) in connection with the 2014 Form 1120S, U.S. Income Tax Return of Community Bancshares (the “2014 Tax Return”). The 2014 Tax Dividend shall be in an amount sufficient to pay federal, state and local income taxes on the income that passes through to the shareholders of Community Bancshares in connection with the 2014 Tax Return, reduced by any tax benefits produced by losses, deductions and credits that pass through to such shareholders (the “2014 Tax Payments”).

The 2014 Tax Dividend will be payable in at least two installments. The first installment shall be paid no later than January 9, 2015, and such installment shall be in an amount equal to the 2014 Tax Payments with a reasonable holdback as determined by Community Bancshares in good faith. The second installment which shall include any 2014 Tax Payments not paid in the first installment shall be paid prior to or as soon as practically possible following the filing of the 2014 Tax Return. An additional installment of the 2014 Tax Dividend shall be paid as soon as reasonably practicably following any time, and from time to time, when additional net income is passed through to the shareholders of Community Bancshares for any reason as part of an amended and filed 2014 Tax Return, settlement of a Contest (as defined below) related to the 2014 Tax Return, or upon adjustment to the same by the IRS.

(ii)    Final Tax Return. Prior to the Effective Date, Community Bancshares shall, subject to applicable laws and regulatory requirements, limitations or approvals, declare and pay a cash dividend to its shareholders (the “Final Tax Dividend”) in connection with the filing of the final Form 1120S, U.S. Income Tax Return of Community Bancshares (the “Final Tax Return”). The Final Tax Dividend shall be in an amount sufficient to pay federal, state and local income taxes on the income that passes through to the shareholders of Community Bancshares in connection with the Final Tax Return, reduced by any tax benefits produced by losses, deductions and credits that pass through to such shareholders (the “Final Tax Payments”).

The Final Tax Dividend will be payable in at least two installments. The first installment shall be paid on the first business day prior to the Effective Date and such installment shall be in an amount equal to the estimated Final Tax Payments with a reasonable holdback as determined by Community Bancshares in good faith. The second installment which shall include any Final Tax Payments not paid in the first installment shall be paid as soon as practically possible following the filing of the Final Tax Return. An additional payment of the Final Tax Dividend to the shareholders of Community Bancshares shall be paid as soon as reasonably practicably following any time, and from time to time, when additional net income is passed through to the shareholders of Community Bancshares for any reason as part of an amended and filed Final Tax Return, settlement of a Contest related to the Final Tax Return, or upon adjustment to the same by the IRS.

(iii)    Determination of Tax Dividends. The amount of dividends contemplated by this Section 8.12 shall be computed by Community Bancshares’ customary certified public accountants and shall be based on good faith estimates of the Community Bancshares’ projected net income and losses of the current year with each shareholder of Community Bancshares being assumed to be taxable in the applicable tax year at the highest marginal federal, state and local income tax rates applicable to married individuals filing a joint tax return and fully utilizing any losses, deductions and credits passed through for residents of the State of Indiana residing in Hamilton County, plus assuming each such shareholder is subject to the 3.8% Net Investment Income Tax as provided for in Section 1411 of the Code.

(iv)    Continuing Obligation to Pay Tax Dividends. In the event of any regulatory or legal restriction prohibiting the payment of all or part of any dividend contemplated by this Section 8.12, the unpaid portion of the dividend shall continue to be payable to the shareholders of Community Bancshares and the full payment thereof shall be deferred until the lapse of any such restriction. The obligations under this Section 8.12 shall survive the Closing of the Merger, and any references to the shareholders of Community Bancshares shall mean the former shareholders of Community Bancshares and any payments payable and not paid by Community Bancshares shall be assumed and payable by First Merchants.

(v)    Tax Returns. First Merchants shall prepare or cause to be prepared and timely file or cause to be timely filed all federal, state, or local tax returns of Community Bancshares and the Bank for all periods ending on or prior to the Effective Date that are filed after the Effective Date ("Pre-Closing Tax Returns"). At least twenty (20) days prior to the date on which any such Pre-Closing Tax Return is due (including any extensions) and prior to filing any such tax return, First Merchants shall deliver a copy of such tax return to the Shareholders’ Tax Representative for the purposes of making reasonable changes and revisions to such tax return at least three days prior to filing. First Merchants shall permit the Shareholders’ Tax Representative to review and comment on each such tax return prior to filing and shall make such revisions to such tax returns as are reasonably requested by the Shareholders’ Tax Representative. All such tax returns shall be prepared on a consistent basis with prior tax returns of Community Bancshares and the Bank.

(b)    No Amended Tax Returns. First Merchants shall not file or cause to be filed an amended tax return with respect to Community Bancshares or the Bank that would result in an increased tax liability to the shareholders of Community Bancshares without the prior written approval of the Shareholders’ Tax Representative, such approval not to be unreasonably withheld.

(c)    Audit of Tax Return. First Merchants shall notify the Shareholders’ Tax Representative within 10 days after receipt of any audit, claim or refund or administrative or judicial proceeding involving any tax liability regarding Community Bancshares or the Bank for any Pre-Closing Tax Return that could result in a change in the tax liability of the shareholders of Community Bancshares. First Merchants shall be responsible for any audit, claim or refund and administrative or judicial proceeding involving any asserted tax liability regarding Community Bancshares and the Bank (any such audit, claim for refund or proceeding relating to an asserted tax liability are referred to as a “Contest”).

(d)    Cooperation in Audit. First Merchants shall cooperate fully with the Shareholders’ Tax Representative in connection with the filing of the Pre-Closing Tax Returns and any audit, litigation or other proceeding with respect to any tax liability which may be allocated to the shareholders of Community Bancshares. Such cooperation shall include the retention and the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. First Merchants agrees (i) to retain all books and records with respect to tax matters pertinent to Community Bancshares and the

Bank relating to any taxable period beginning before the Effective Date until expiration of the statute of limitations (and, to the extent notified by the Shareholders’ Tax Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Shareholders’ Tax Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Shareholders’ Tax Representative so requests, First Merchants shall allow the Shareholders Tax Representative to take possession of such books and records. First Merchants further agrees, upon request from the Shareholders’ Tax Representative, to use its reasonable best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e)    Shareholders’ Tax Representative. The Shareholders’ Tax Representative shall be a person designated from time to time by a majority of the former directors of Community Bancshares. First Merchants shall reimburse the Shareholders’ Tax Representative for all out-of-pocket expenses, including those related to engaging counsel or accountants, and indemnify the Shareholders’ Tax Representative for any liabilities incurred for serving as a Shareholders’ Tax Representative under this Agreement.

SECTION 9

CONDITIONS PRECEDENT TO THE MERGER AND THE BANK MERGER

The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Date:

9.1    Shareholder Approval. The shareholders of Community Bancshares shall have approved the Merger and confirmed this Agreement as required by applicable law.

9.2    Registration Statement Effective. First Merchants shall have registered its shares of First Merchants Common Stock to be issued to shareholders of Community Bancshares in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and “blue sky” approvals and authorizations required to offer and sell such shares, if any, shall have been received by First Merchants. The Registration Statement shall have been declared effective by the SEC and no stop order shall have been issued or threatened. The shares of First Merchants Common Stock shall have been listed for trading on the NASDAQ Global Select Market (subject to official notice of issuance).

9.3    Tax Opinions.

(a)    Community Bancshares shall have obtained an opinion of Krieg DeVault LLP, in form and substance reasonably acceptable to the parties, dated on or about the Effective Date to the effect that the Merger effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of Community Bancshares to the extent they receive shares of First Merchants Common Stock in the Merger in exchange for their shares of Community Bancshares Common Stock, except that gain or loss will be recognized with respect to any cash received in lieu of fractional share interests. Such opinion shall be based upon factual representations received by counsel from Community Bancshares and First Merchants, which representations may take the form of written certifications.

(b)    First Merchants shall have obtained an opinion of Bingham Greenebaum Doll LLP, in form and substance reasonably acceptable to the parties, dated on or about the Effective Date to the effect that the Merger effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from Community Bancshares and First Merchants, which representations may take the form of written certifications.

9.4    Regulatory Approvals. The Federal Reserve Board and the Indiana Department of Financial Institutions shall have authorized and approved the Merger and the transactions related thereto. The OCC shall have approved the Bank Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained.

9.5    Officer’s Certificate. First Merchants and Community Bancshares shall have delivered to each other a certificate signed by their respective Chairman or President and their Secretary, dated the Effective Date, certifying that (a) all of the representations and warranties of their respective corporations are true, accurate and correct in all material respects on and as of the Effective Date, except that representations and warranties that are qualified by materiality or a Material Adverse Effect shall be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date; (b) Community Bancshares shall certify that only 550,000 shares of its capital stock are issued and outstanding as of the Effective Date; (c) all the covenants of their respective corporations have been complied with in all material respects from the date of this Agreement through and as of the Effective Date; and (d) their respective corporations have satisfied and fully complied with all conditions necessary to make this Agreement effective as to them.

9.6    No Judicial Prohibition. Neither Community Bancshares, the Bank nor First Merchants shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger.

9.7    Community Bancshares Fairness Opinion. Community Bancshares shall have obtained the Community Bancshares Fairness Opinion. Such opinion shall be provided orally to Community Bancshares Board of Directors on or prior to the date hereof and a written copy of such fairness opinion shall be delivered to Community Bancshares within thirty (30) days of the date hereof.

9.8    Executive Employment Agreements. First Merchants shall have entered into an Executive Employment Agreement with each of Larry W. Riggs, Russell W. Freed and Charles L. Crow in substantially the forms attached hereto as Exhibits B-1, B-2 and B-3, respectively, immediately prior to the Effective Date. The Executive Employment Agreements will supersede such person’s current employment agreement and/or change in control agreement with Community Bancshares and/or the Bank.

9.9    Opinions. The parties shall have received the respective opinions of counsel described in Section 12.2 of this Agreement.

9.10    Bank Merger Agreement. FMB and the Bank shall have entered into the Bank Merger Agreement.

SECTION 10

TERMINATION OF MERGER

10.1    Manner of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by written notice delivered by First Merchants to Community Bancshares or by Community Bancshares to First Merchants only for the following reasons:

(a)    By the mutual consent of First Merchants and Community Bancshares, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

(b)    By First Merchants or Community Bancshares, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a material breach by the other party of any representation or warranty contained herein which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (iii) any event, fact or circumstance shall have occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;

(c)    By Community Bancshares or First Merchants, if the transaction contemplated herein has not been consummated by December 31, 2014; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein; and provided further, that if the sole impediment to closing is the lack of receipt of any necessary regulatory approvals described in Section 9.4, then such termination date shall be extended to March 31, 2015;

(d)    By Community Bancshares, in accordance with the terms of Section 7.5(b) of this Agreement;

(e)    By First Merchants, if Community Bancshares’ Board of Directors fails to make, withdraws or modifies its recommendation for Community Bancshares’

shareholders to vote in favor of the Merger following receipt of a written proposal for an Acquisition Proposal; or

(f)    By First Merchants, if Community Bancshares breaches in any material respect its notice obligations under Section 7.5(c) or if within forty-five (45) days after giving First Merchants written notice pursuant to Section 7.5(c) of an Acquisition Proposal, Community Bancshares does not terminate all discussions, negotiations and information exchanges related to such Acquisition Proposal and provide First Merchants with written notice of such termination.

10.2    Effect of Termination. Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of Section 10.1 hereof, no party shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 10.1(b) hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys’, accountants’ and advisors’ fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation; provided, however, that nothing in this proviso shall be deemed to constitute liquidated damages for the breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party. Notwithstanding the foregoing, in the event of termination by Community Bancshares in accordance with Section 10.1(d) or by First Merchants in accordance with Section 10.1(e) or Section 10.1(f), then Community Bancshares shall pay First Merchants the sum of $1,500,000 as a termination fee. Such payment shall be made within ten (10) days of the date of notice of termination. First Merchants shall also be entitled to recover from Community Bancshares its reasonable attorneys’ fees incurred in the enforcement of this provision.

SECTION 11

EFFECTIVE DATE OF MERGER

Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective at the close of business on the day specified in the Articles of Merger of Community Bancshares with and into First Merchants (the “Articles of Merger”) as filed with the Secretary of State of the State of Indiana (the “Effective Date”). Unless otherwise agreed to by the parties, the Effective Date shall be no later than the last business day of the month in which both (a) any waiting period following the last approval of the Merger and Bank Merger by a state or federal regulatory agency or governmental authority expires and (b) the conditions precedent to the Merger and the Bank Merger outlined in Section 9 have been satisfied.

SECTION 12

CLOSING

12.1    Closing Date and Place. The closing of the Merger (the “Closing”) and the Bank Merger shall take place at the main office of First Merchants on the Effective Date or at such other time and place as mutually agreed to by First Merchants and Community Bancshares.

12.2    Merger-Articles of Merger. Subject to the provisions of this Agreement, on the Effective Date, the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana.

12.3    Bank Merger-Articles of Merger. Subject to the provisions of this Agreement, on the Effective Date, the articles of merger or other filings necessary to consummate the Bank Merger shall be duly filed.

12.4    Opinions of Counsel. At the Closing, (a) Community Bancshares shall deliver an opinion of its counsel, Krieg DeVault LLP, to First Merchants substantially in the form of Exhibit C attached hereto, and (b) First Merchants shall deliver an opinion of its counsel, Bingham Greenebaum Doll LLP to Community Bancshares substantially in the form attached hereto as Exhibit D, each dated as of the date of Closing.

SECTION 13

MISCELLANEOUS

13.1    Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever; except that (a) the terms and provisions of Sections 8.2(c) and 8.5 of this Agreement shall inure to the benefit of the current and former employees, officers and directors of Community Bancshares, as applicable, as specified in such sections and shall be enforceable by such individuals against First Merchants, (b) the terms and provisions of Sections 3.7 and 8.12(a) shall insure to the benefit of the former shareholders of Community Bancshares, and (c) the terms and provisions of Sections 8.12(b)-(f) shall insure to the benefit of the Shareholders’ Tax Representative. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

13.2    Waiver; Amendment.

(a)    First Merchants and Community Bancshares may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

(b)    Notwithstanding the prior approval by the shareholders of Community Bancshares, this Agreement may be amended, modified or supplemented by the written agreement of Community Bancshares, First Merchants, the Bank and FMB without further approval of such shareholders, except that no such amendment, modification or supplement shall decrease the consideration specified in Section 3 hereof, or shall otherwise materially adversely affect the rights of the shareholders of Community Bancshares or the tax consequences of the Merger to the shareholders of Community Bancshares without the further approval of such shareholders.

13.3    Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when delivered in person, or (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission, or (iii) on the fifth (5th) day after sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to First Merchants:	With a copy to:
200 E. Jackson Street Muncie, IN 47305 Attn: Michael C. Rechin President and Chief Executive Officer FAX: (765) 741-7283	Bingham Greenebaum Doll LLP 2700 Market Tower 10 West Market Street Indianapolis, Indiana 46204-2982 Attn: Jeremy E. Hill, Esq. FAX: (317) 236-9907
If to Community Bancshares:	With a copy to:
830 Logan Street Noblesville, Indiana 46060 Attn: Charles L. Crow President FAX: (812) 776-6960	Krieg DeVault LLP One Indiana Square, Suite 2800 Indianapolis, Indiana 46204-2079 Attn: Michael J. Messaglia, Esq. FAX: (317) 636-1507
or to such substituted address as any of them have given to the other in writing.
13.4    Headings. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

13.5    Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

13.6    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by facsimile signatures, each of which shall constitute an original signature.

13.7    Governing Law. This Agreement is executed in and shall be construed in accordance with the laws of the State of Indiana, without regard to choice of law principles.

13.8    Entire Agreement. This Agreement supersedes any other agreement, whether oral or written, between First Merchants and Community Bancshares relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

13.9    Expenses. First Merchants and Community Bancshares shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the fees of the investment bankers for the fairness opinion desired hereunder shall be borne by the engaging party whether or not the Merger is consummated. This provision shall survive the Effective Date or the earlier termination of this Agreement.

13.10    Securityholder Litigation. Each party shall notify the other party hereto in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of either party, threatened in writing, against it and/or the members of its Board of Directors (any such litigation and/or the executive officers or members of the Board of Directors of a party (a “Transaction Litigation”)), and shall keep the other party reasonably informed with respect to the status thereof. Each party shall give the other party the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, neither party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).

13.11    Certain Definitions. For purposes of this Agreement, “Community Bancshares’ Management” means any of Charles L. Crow and Larry Riggs; and “First Merchants’ Management” means any of Michael C. Rechin and Mark K. Hardwick. The phrases “to the knowledge of”, “known to” and similar formulations with respect to Community Bancshares’ Management or First Merchants Management means matters that are within the actual conscious knowledge of such persons after due inquiry. For purposes of this Agreement, “business day” means any day other than a Saturday, Sunday or other day that a federal savings bank or a national banking association is authorized or required by applicable law to be closed.

13.12    Survival of Contents. The provisions of Sections 7.8, 8.5, 10.2, 13.9 and this Section 13.12 shall survive beyond the termination of this Agreement. The provisions of Sections 7.8, 8.2, 8.5, 8.12, 13.9 and this Section 13.12 shall survive beyond the Effective Date.

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IN WITNESS WHEREOF, First Merchants and Community Bancshares have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

FIRST MERCHANTS CORPORATION By: /s/ Michael C. Rechin Michael C. Rechin, President and Chief Executive Officer
COMMUNITY BANCSHARES, INC. By: /s/ Charles L. Crow Charles L. Crow, President

EXHIBIT A
AGREEMENT AND PLAN OF MERGER
Merging
COMMUNITY BANK,
an Indiana state bank,
with and into
FIRST MERCHANTS BANK,
NATIONAL ASSOCIATION,
a national bank
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement and Plan”), made and entered into as of the 21st day of July, 2014, by and between FIRST MERCHANTS BANK, NATIONAL ASSOCIATION, a national bank (“FMB”), and COMMUNITY BANK, an Indiana state bank (the “Bank”) (FMB and the Bank are sometimes referred to collectively as the “Constituent Companies”).
WITNESSETH
WHEREAS, the Constituent Companies desire to consummate the business combination transaction outlined in this Agreement and Plan pursuant to which the Bank will merge with and into FMB pursuant to the Bank Merger Act, 12 USC §  215a (collectively, the “Law”);
WHEREAS, this Agreement and Plan is being executed in connection with, and the consummation of this Agreement and Plan is expressly contingent upon the closing of, that certain Agreement and Plan of Reorganization and Merger (the “Merger Agreement”) between First Merchants Corporation, an Indiana corporation (“First Merchants”) and Community Bancshares, Inc. an Indiana corporation (“Community Bancshares”) dated July 22, 2014 (the “Holding Company Merger”);
WHEREAS, the Boards of Directors of both FMB and the Bank have approved the transactions contemplated by this Agreement;
WHEREAS, First Merchants, as the sole shareholder of FMB, and Community Bancshares, as the sole shareholder of the Bank, have also approved the transactions contemplated by this Agreement and Plan;
NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements, covenants, conditions and grants contained in this Agreement and Plan, and in accordance with the provisions of the Law, the parties mutually covenant and agree as follows:

ARTICLE I
THE MERGER
1.1    The Merger. At the “Effective Time” (as defined below), the Bank shall be merged with and into FMB in accordance with applicable provisions of the Law (the “Merger”). The separate existence and company organization of the Bank shall cease, and the company existence of FMB, including all its purposes, powers and objectives, shall continue unaffected and unimpaired by the Merger. FMB shall continue to be governed by the applicable laws of The National Bank Act (12 U.S.C. Section 1, et. seq.) and the regulations promulgated thereunder and shall succeed to all the rights, privileges, immunities, powers, duties and liabilities of the Bank as set forth in the Law.

1.2    Further Assurances. If, after the Effective Time, FMB shall consider or be advised that any further deeds, assignments or assurances in the Law or any other things are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in FMB, its right, title or interest in, to or under any rights, properties or assets of the Bank, or (b) otherwise carry out the purposes of this Agreement and Plan, the Bank and its officers and directors shall be deemed to have granted to FMB an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in FMB and otherwise to carry out the purposes of this Agreement and Plan, and the officers and directors of FMB are authorized in the name of the Bank or otherwise to take any and all such action.

1.3    Offices. Immediately following the Merger, FMB’s principal office shall be located at 200 East Jackson Street, Muncie, Indiana 47305 and the Bank’s principal office at 830 Logan Street, Noblesville, Indiana 46061 shall become a branch office of FMB.

1.4    Savings Accounts. By virtue of the Merger, savings accounts held at the Bank shall automatically, by operation of law, become savings accounts held at FMB.

ARTICLE II

ARTICLES OF INCORPORATION CODE OF BYLAWS,
BOARD OF DIRECTORS AND OFFICERS

2.1    Name. The name of the surviving national bank shall be “First Merchants Bank, National Association.”
2.2    Articles of Incorporation. The Articles of Association of FMB shall be the Articles of Association of the surviving national bank.
2.3    Code of Bylaws. The Code of Bylaws of FMB (the “Code of Bylaws”) shall be the Code of Bylaws of the surviving national bank.
2.4    Officers and Directors. The Directors of FMB shall all remain directors of the surviving national bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Bylaws. The officers of FMB shall all remain officers of the surviving national bank and shall hold such

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offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Bylaws. Further, on or about the Effective Date, FMB shall appoint Charles L. Crow as a member of the Central Region Board of Directors, and FMB shall appoint such other officers of the Bank as officers of FMB as determined by FMB.
ARTICLE III
CAPITAL STOCK OF THE SURVIVING NATIONAL BANK
3.1    Shares of the Bank. At the Effective Time, by virtue of the Merger and without any further action on the part of FMB or the Bank, all 12,000 issued and outstanding shares of the common capital stock of the Bank, whose separate existence shall cease, shall automatically and by operation of law be canceled, void and of no further effect.

3.2    Shares of FMB. At the Effective Time, by virtue of the Merger and without any further action on the part of FMB or the Bank, all 114,000 issued and outstanding shares of the common capital stock of FMB, shall represent all of the issued and outstanding shares of the common capital stock of the surviving national bank.

ARTICLE IV

NO DISSENTING SHAREHOLDERS

First Merchants, as the sole shareholder of FMB, and Community Bancshares, as the sole shareholder of the Bank, have approved and consented to this Merger.

ARTICLE V

GENERAL PROVISIONS

5.1    Condition Precedent to Closing. The following conditions must be satisfied prior to the closing of the Merger:
(a)    appropriate approvals must be obtained from or notices filed with the Office of the Comptroller of the Currency (the “OCC”), the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation; and

(b)    the Holding Company Merger must occur.

5.2    Effective Time. The Merger shall become effective immediately following the Holding Company Merger, or such later time as designated by First Merchants and otherwise approved by the OCC (the “Effective Time”).

5.3    Manner of Termination. This Agreement and Plan and the transactions contemplated hereby may be terminated at any time prior to the Effective Time:

(a)    by the mutual consent of FMB and the Bank; or

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(b)    automatically and without further action by either FMB or the Bank if the Merger Agreement is terminated for any reason.

5.4    Effect of Termination. Upon termination as provided in Section 5.3, this Agreement and Plan shall be void and of no further force or effect, and there shall be no obligation on the part of FMB or the Bank or their respective officers, directors, employees, agents, or shareholders, except for payment of their respective expenses.
[The remainder of this page was intentionally left blank.]

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IN WITNESS WHEREOF, the parties have executed this Agreement and Plan by their respective officers duly authorized as of the date and year first above written.

“FMB”	FIRST MERCHANTS BANK, NATIONAL ASSOCIATION, a national bank, By: __________________________ Printed: Michael C. Rechin Its:President and Chief Executive Officer
ATTEST: __________________ Secretary/Cashier
“BANK”	COMMUNITY BANK, an Indiana state bank, By: ______________________ Printed: __________________ Its: ______________________
ATTEST: __________________ Secretary/Cashier

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EXHIBIT B-1
Employment Agreement
This Employment Agreement (“Agreement”) is made and entered into this ______ day of _________________, 2014, by and between LARRY W. RIGGS (“Employee”) and FIRST MERCHANTS BANK, NATIONAL ASSOCIATION, a national banking association (“Employer”).

1.	Employment.
Employer hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth in this Agreement.

2.	Term of Agreement.
Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence on _________________ (the “Commencement Date”) (the date of the merger of Community Bancshares, Inc. into First Merchants Corporation pursuant to that certain Agreement and Plan of Reorganization and Merger dated ________________, 2014 (the “Merger”), and continue for a term of twenty-four (24) months (the “Term”).

3.	Duties.
During the Term of this Agreement, Employee shall be ________________________ of the ______________Region and shall perform all duties related and necessary to that position. Employee agrees to abide by all by-laws, policies, practices, procedures, and rules of Employer.
Employee shall devote all of his professional time, efforts, skill and ability to the business of Employer, and shall not, during the Term of this Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, unless Employee has obtained the prior written approval of Employer which approval shall not be unreasonably withheld; but this shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made. Further, this Paragraph 3 shall not prevent Employee from participating in charitable or other not-for-profit activities as long as such activities do not materially interfere with Employee’s work for Employer.

4.	Business Opportunities.
Employee will take no action that deprives Employer of any business opportunities within the scope of Employee’s existing duties and, should Employee be offered or become aware of any such opportunities, Employee shall advise Employer in writing, and Employer shall have the right of first refusal before Employee pursues such opportunity.

5.	Compensation and Benefits.
Employer shall compensate Employee for services performed during the Term of this Agreement as follows:

A.
Annual Salary. Employer shall pay Employee a total Annual Salary of One Hundred Fifty-Six Thousand and 00/100 Dollars ($156,000) (minus all applicable deductions and withholdings, including federal, state, and local taxes, and FICA), payable in accordance with Employer’s normal payroll policies. At least annually, Employer shall review and may increase Employee’s Annual Salary as Employer determines to be reasonable and appropriate.

B.
Benefits. Employee shall be entitled to all benefits otherwise provided to full-time employees of Employer and in accordance with Employer’s policies. The terms and conditions on which Employer shall provide benefits to Employee are the same as it provides such benefits to its other management employees holding positions similar to that of Employee. Employee understands and agrees that all benefits are subject to change from time to time at the sole discretion of Employer. Employee shall be entitled to a car allowance similar to those in effect at Community Bank immediately prior to the Merger.

C.
Retention Incentive. In recognition of Employee’s importance to the successful integration of Community Bank into the Employer and the significant incremental efforts that such will entail, and to induce Employee to remain with the Employer on the terms and conditions set forth in this Agreement, the Employer shall pay Employee a “Retention Incentive” equal to fifty percent (50%) of his Annual Salary. The Retention Incentive shall be paid in a single installment on first payroll date following the twelve (12) month anniversary of the Commencement Date (the “Incentive Payment Date”). In the event the Employee’s employment terminates prior to the Incentive Payment Date due to Employee’s death, permanent disability, termination by the Employer without Cause or resignation by Employee for Good Reason, then the Retention Incentive shall be paid within fifteen (15) days after such termination. If, prior to the Incentive Payment Date, Employee terminates his employment without Good Reason or his employment is terminated by the Employer for Cause under Paragraphs 10(E), 12, 13, 14 or 15, Employee will not be entitled to the Retention Incentive.

6.	Expense Reimbursement.
Employer shall reimburse Employee for all reasonable out-of-pocket expenses that are incurred by Employee in providing services to Employer hereunder, so long as Employee provides Employer with reasonable documentation necessary to support such expenses. All expense reimbursement shall be paid to Employee consistent with Employer’s expense reimbursement policy, in effect from time to time.

7.	Confidential Information and Return of Property.
Employee acknowledges that in the course of his employment with Employer, he will occupy a position of trust and confidence and will have access to and may develop

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Confidential Information of actual or potential value to, or otherwise useful to, Employer. “Confidential Information” means information that the Employer owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public, including, but not limited to, trade secrets (as defined by the Indiana Trade Secrets Act, Ind. Code sec. 24-2-3-1, et. seq.), information relating to the Employer’s business plans, financial condition, operating and other costs, sales, pricing, marketing, ideas, research records, plans for service improvements and development, lists of actual or potential customers, actual and potential customer usage and requirements, customer records, trade secrets, and any other information which derives independent economic value, either actual or potential. Information supplied to Employee from outside sources will also be presumed to be Confidential Information unless and until Employer designates it otherwise.
Employee agrees to use Confidential Information solely in the course of his duties as an employee of Employer and in furtherance of Employer’s business. Employee hereby further agrees that the above-referenced information will be kept confidential at all times during the Term of this Agreement and thereafter, that he will not disclose or communicate to any third party any of the Confidential Information and will not make use of the Confidential Information on his own behalf or on the behalf of a third party.
Employee agrees that all Confidential Information is and shall remain the exclusive property of Employer. Employee agrees to return to Employer on or before Employee’s termination of employment with Employer all Employer property, information and documents, including and without limitation, all reports, files, memoranda, records, software, hardware, credit cards, keys, computer access codes or disks, instruction or operational manuals, handbooks or manuals, written financial information, business plans or other physical and personal property which Employee received or prepared or helped prepare in connection with his employment with Employer; and Employee agrees that he will not retain any copies, duplicates, reproductions or excerpts thereof.
This Paragraph 7 shall survive the termination of this Agreement.

8.
A.    Customers. Employee shall not, at any time during the Term and for a period of one (1) year thereafter, directly or indirectly, on Employee’s own behalf or for any other person, firm, corporation or other business entity: (1) solicit, seek to obtain, initiate action to divert, or facilitate or participate in any discussions intended to divert, any of the business of any of Employer’s customers; (2) provide services to or accept the business of any of Employer’s customers for the types of financial services offered by Employer; or (3) request or advise any of Employer’s customers to terminate, reduce, limit or otherwise change their business relationship with Employer. For purposes of this Paragraph 8(A), “Employer’s customers” shall mean those persons, firms, corporations and other business entities who are customers of Employer at the time of Employee’s termination of employment with Employer or who were customers of Employer at any time during the one (1) year period immediately preceding the termination of Employee’s employment with Employer, whether or not Employee had direct contact with such customers on behalf of Employer.

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B.
Employees. Employee shall not, at any time during the Term or for a period of one (1) year thereafter, directly or indirectly, on Employee’s own behalf or for any other person, firm, corporation or other business entity, solicit, induce, request, advise, or otherwise attempt to take away or to influence any of Employer’s employees to terminate his or her employment with Employer.

C.	Survival. This Paragraph 8 shall survive the termination of this Agreement.

9.	Breach of Agreement.

A.
Employee acknowledges that any breach of Paragraphs 7 or 8 of this Agreement, by Employee may cause irreparable damage to Employer and that the legal remedies available to Employer will be inadequate. Therefore, in the event of any threatened or actual breach of Paragraphs 7 or 8 of this Agreement by Employee, Employee agrees that Employer shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in addition to legal remedies, without the need for posting bond. If Employee is found, by a court of competent jurisdiction, to have breached any of the terms of Paragraphs 7 or 8 of this Agreement, Employee agrees to pay Employer reasonable attorney’s fees and costs incurred in seeking relief from Employee’s breach of Paragraphs 7 or 8 of this Agreement.

Employee and Employer hereby submit to the jurisdiction and venue of the Delaware County, Indiana Courts and the United States District Court for the Southern District of Indiana, as applicable, in any cause of action to enforce the terms and conditions of Paragraphs 7 or 8 of this Agreement.

B.
Employee and Employer hereby agree that any claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof, except those identified in Paragraph 9(A) of this Agreement, shall be settled by binding arbitration in Delaware County, Indiana. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association, then in effect. Each party shall bear their own attorney’s fees and costs in such proceeding. Arbitration shall be the sole and exclusive method of resolving such claims, controversies, or disputes under this Agreement.

C.	This Paragraph 9 shall survive the termination of this Agreement.

10.	Termination.

A.
Termination Due to Death. In the event of Employee’s death, this Agreement shall terminate as of the date of Employee’s death. If this Agreement is terminated because of Employee’s death, Employee’s benefits shall be determined in accordance with the survivor’s benefits, insurance, and other applicable programs of Employer, then in effect. Upon Employee’s death, Employer’s obligations to compensate Employee under Paragraph 5 of this Agreement shall immediately expire; provided, however, that within forty-five (45) business days of Employee’s death, Employer shall pay to Employee’s estate that portion of his

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Annual Salary as provided in Paragraph 5(A) of this Agreement that shall have been earned through the date of Employee’s death, but not yet paid. Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(A), Employer and Employee (including Employee’s heirs, executors, administrators, and personal representatives) shall have no further obligations to each other under this Agreement.

B.
Termination Due to Disability. In the event Employee suffers a Disability, as defined herein, during the Term of Employment and is, therefore, unable to perform the duties required by the Agreement for more than ninety (90) calendar days during any consecutive twelve (12) month period, Employer shall have the right to terminate this Agreement and Employee’s employment. Employer shall deliver written notice to Employee of Employer’s intent to terminate this Agreement pursuant to this Paragraph 10(B) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Disability Notice Period”). This Agreement and Employee’s employment shall terminate at the close of business on the last day of the Disability Notice Period.

If this Agreement is terminated because of Employee’s Disability, Employee shall be entitled to receive any applicable disability insurance benefits as allowed under Paragraph 5 (B) of this Agreement. Upon termination of this Agreement pursuant to this Paragraph 10(B), Employer’s obligations to compensate Employee under Paragraph 5 of this Agreement shall immediately expire; provided, however, that within forty-five (45) business days after the termination of this Agreement, Employer shall pay to Employee that portion of his Annual Salary as provided in Paragraph 5(A) of this Agreement that shall have been earned through the termination date, but not yet paid. Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(B), Employer and Employee shall have no further obligations to each other under this Agreement.
For purposes of this Agreement only, the term “Disability” shall mean, the inability of Employee, because of injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the duties required by this Agreement with or without a reasonable accommodation. Employer shall reasonably and fairly determine such Disability upon receipt of, and in reliance on, medical advice from a licensed physician or physicians qualified to give professional medical advice.

C.
Termination by Employee. Employee may terminate this Agreement at any time, with or without Good Reason, by providing Employer written notice of his intent to terminate this Agreement pursuant to this Paragraph 10(C) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Employee’s Notice Period”). This Agreement and Employee’s employment shall terminate at the close of business on the last day of Employee’s Notice Period.

For purposes of this Paragraph 10(C), “Good Reason” shall mean any reasonable determination by Employee that (a) any of the following events has occurred: (i)

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any action by Employer to remove Employee from the position set forth in Paragraph 3, except for promotions, if any, and except where Employer properly acts to remove Employee for Cause as defined in Paragraph 10 (E) below, (ii) any action by Employer to materially limit, increase or modify Employee’s duties and/or authority from those contemplated by Paragraph 3 or to otherwise change the regular work location of Employee by more than twenty (20) miles from Employee’s work location with Community Bank immediately prior to the Merger, (iii) any failure of Employer to obtain the assumption of the obligation to perform this Agreement by any successor of the Employer, or (iv) any material breach by Employer of a term, condition or covenant of this Agreement, and (b) such action, failure or breach has not been cured by the Employer within thirty (30) days after receipt of written notice from Employee that an action, failure or breach described in clauses (i) through (iv) has occurred.
If Employee terminates this Agreement pursuant to this Paragraph 10(C), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that within fifteen (15) business days after the termination of this Agreement pursuant to this Paragraph 10(C),

1.
If termination is without Good Reason, Employer shall pay to Employee that portion of his Annual Salary as provided in Paragraph 5(A) of this Agreement that shall have been earned through the termination date, but not yet paid.

2.
If termination by Employee is with Good Reason, such termination shall be the equivalent of a termination of employment by the Employer without Cause and Employer shall pay to Employee the amounts described in Paragraph 10(D) below.

Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(C), Employer and Employee shall have no further obligations to each other under this Agreement.

D.
Termination by Employer Without Cause. At any time during the Term of Employment, Employer may terminate this Agreement (and, thus, terminate Employee’s Employment) for any reason by providing Employee written notice of its intent to terminate this Agreement pursuant to this Paragraph 10(D) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Employer’s Notice Period”). This Agreement and Employee’s employment shall terminate at the close of business on the last day of Employer’s Notice Period.

If this Agreement is terminated pursuant to this Paragraph 10(D) (or by Employee for Good Reason pursuant to Paragraph 10(C)), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that, if termination occurs under this Paragraph 10(D) (or by Employee for Good Reason

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pursuant to Paragraph 10(C)), within fifteen (15) business days after such termination, Employer shall pay to Employee a lump sum payment equal to the aggregate Annual Salary that would be payable to Employee for the remainder of the Term. Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(D), Employer and Employee shall have no further obligations to each other under this Agreement.

E.
Termination by Employer With Cause. At any time during the Term of Employment, Employer may terminate this Agreement and Employee’s Employment for “Cause.” The term “Cause” as used herein shall mean a reasonable determination by Employer that Employee:

1.
Engaged in willful and continued failure to perform substantially Employee’s duties with Employer if such failure continues for a period of thirty (30) days after Employer delivers to Employee written demand for substantial performance, specifically identifying the manner in which Employee has not substantially performed his duties;

2.	Engaged in unauthorized conduct and behavior that has the potential to expose Employer to material liability or otherwise significantly jeopardize Employer’s business interests;

3.	Has been charged or convicted of any crime constituting a felony or involving moral turpitude or controlled substance;

4.	Materially breached any term or condition of this Agreement; or

5.	As otherwise defined in this Agreement.

Upon the occurrence of any of the foregoing, Employer may provide Employee written notice of its intent to terminate this Agreement pursuant to this Paragraph 10(E) and this Agreement and Employee’s employment shall terminate at the close of business on the date on which Employer provides such notice.
If this Agreement is terminated pursuant to this Paragraph 10(E), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that Employer shall pay to Employee in accordance with Employer’s normal payroll practices, that portion of Employee’s Annual Salary as provided in Paragraph 5(A) of this Agreement that shall have been earned through the termination date. Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(E), Employer and Employee shall have no further obligations to each other under this Agreement.

F.
Exception to Loss of Rights and Benefits. Notwithstanding any contrary provisions contained herein, termination of this Agreement for any reason shall not limit, reduce or otherwise terminate the rights held by Employee to receive vested benefits or other amounts payable under the plans and programs described in Paragraph 5(B), to unpaid reimbursements for expenses described in

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Paragraph 6, or under any separate written agreement between Employee and Employer or any affiliate of First Merchants Corporation, including, but not limited to, Employee’s rights and benefits under any change in control agreement, deferred compensation agreements, and the Merger Agreement described in Paragraph 2.

11.	Indemnification of Employee.

Employer shall indemnify Employee to the fullest extent permitted by Employer’s articles of incorporation, by-laws and applicable federal or state banking or other laws for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorneys’ fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Employee or services for, or the acting by Employee as a director, officer or employee of, Employer, any subsidiary of Employer or any other person or enterprise at Employer’s request. Expenses, including but not limited to attorneys’ fees and disbursements, incurred in defending any action, suit, investigation or proceeding, for which Employee may be entitled to indemnification under this Paragraph 11 upon final disposition of such action, shall be paid by Employer in advance of the final disposition, to the maximum extent permitted by applicable laws and regulations; provided, however, that prior to making any such payments Employer shall receive an undertaking by or on behalf of Employee to repay such amounts if it shall ultimately be determined that he is not entitled to indemnification.

12.	Suspension.

If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If the charges in the notice are not dismissed within thirty (30) days following the date of suspension, Employer shall be entitled to terminate this Agreement by written notice to Employee and this Agreement and Employee’s employment shall terminate at the close of business on the date Employer provides such notice. Such termination shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

13.	Removal or Prohibition.

If Employee is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order and shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

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14.	Default of Employer.

If Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, and shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

15.	Termination by Regulatory Action.

All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of Employer: (i) by the Office of the Comptroller of the Currency (the “Controller”), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Controller at the time the Controller approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined to be in an unsafe and unsound condition. Such termination shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

16.	Conflict with Regulations.

If any of the provisions in this Agreement shall conflict with 12 C.F.R. § 30, Appendix A, or the Controller policies adopted thereunder (as the same may be amended from time to time) the requirements of such regulation shall supersede any contrary provisions herein and shall prevail.

17.	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Employer, and unless clearly inapplicable, all references herein to Employer shall be deemed to include any such successor. In addition, this Agreement shall be binding upon and inure to the benefit of Employee and his heirs, executors, legal representatives and assigns; provided, however, that the obligations of Employee hereunder are personal in nature and may not be delegated without the prior written approval of Employer.

18.	Choice of Law.

This Agreement shall be interpreted, construed, and governed by the laws of the State of Indiana, regardless of the place of execution or performance.

19.	Entire Agreement.

This Agreement contains the entire agreement of the parties and replaces and supersedes all employment agreements and change of control agreements between Employee and Community Bank. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

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This Agreement may be executed in multiple counterparts, each of which (or a facsimile thereof) shall be deemed an original, but all of which shall be considered a single instrument.

20.	Severability.

If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect.

21.	Notice.

Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if (i) delivered by hand to the other party; (ii) sent by facsimile communication with appropriate confirmation of delivery; (iii) sent by registered or certified United States Mail, return receipt requested, with all postage prepaid; or (iv) sent by recognized commercial express courier services, with all delivery charges prepaid; and addressed as follows:
If to Employer:
First Merchants Bank, National Association
Att: Michael C. Rechin, President and Chief Executive Officer
200 E. Jackson Street
Muncie, Indiana 47305

If to Employee:
Larry W. Riggs
At the address on file with the Employer

22.	Acknowledgement.

Employee represents and acknowledges that Employee has had adequate time to review this Agreement, Employee has had the opportunity to ask questions and receive answers from Employer regarding this Agreement, and Employee has had the opportunity to consult with legal advisors of his choice concerning the terms and conditions of this Agreement.
This Agreement is intended to supersede and replace all prior agreements, understandings and arrangements between or among Employer, or any agent thereof, and the Employee, or any agent thereof, relating to the employment of Employee.

23.	Code Section 409A.

It is intended that any amounts payable under this Agreement and the Employer’s and Employee’s exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Employee to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent, (a)

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for any amount payable in two or more installments, each installment shall be treated as a separate payment, (b) if, due to the circumstances giving rise to any lump sum payment or payments under this Agreement, the date of payment or the commencement of such payments thereof must be delayed for six months following Employee’s separation from service in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees,” then such payment or payments shall be so delayed and paid upon expiration of such six month period and (b) each payment which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect. Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the Employer referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed is incurred. To the extent that any Treasury regulations, guidance or changes to Section 409A would result in the Employee becoming subject to interest and additional tax under Section 409A of the Code, the Employer and Employee agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

++THE REMAINDER OF THIS PAGE IS BLANK++
++THE SIGNATURE PAGE FOLLOWS++

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IN WITNESS WHEREOF, the parties hereto have voluntarily executed this Agreement as of the day and year first above written.

“EMPLOYER” FIRST MERCHANTS BANK, NATIONAL ASSOCIATION By: __________________________ Michael C. Rechin, President and Chief Executive Officer	“EMPLOYEE” ___________________ _______________________ Larry W. Riggs

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

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EXHIBIT B-2
Employment Agreement
This Employment Agreement (“Agreement”) is made and entered into this ______ day of _________________, 2014, by and between RUSSELL W. FREED (“Employee”) and FIRST MERCHANTS BANK, NATIONAL ASSOCIATION, a national banking association (“Employer”).

1.	Employment.
Employer hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth in this Agreement.

2.	Term of Agreement.

Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence on _________________ (the “Commencement Date”) (the date of the merger of Community Bancshares, Inc. into First Merchants Corporation pursuant to that certain Agreement and Plan of Reorganization and Merger dated ________________, 2014 (the “Merger”), and continue for a term of twenty-four (24) months (the “Term”).

3.	Duties.

During the Term of this Agreement, Employee shall be ________________________ of the ______________Region and shall perform all duties related and necessary to that position. Employee agrees to abide by all by-laws, policies, practices, procedures, and rules of Employer.
Employee shall devote all of his professional time, efforts, skill and ability to the business of Employer, and shall not, during the Term of this Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, unless Employee has obtained the prior written approval of Employer which approval shall not be unreasonably withheld; but this shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made. Further, this Paragraph 3 shall not prevent Employee from participating in charitable or other not-for-profit activities as long as such activities do not materially interfere with Employee’s work for Employer.

4.	Business Opportunities.

Employee will take no action that deprives Employer of any business opportunities within the scope of Employee’s existing duties and, should Employee be offered or become aware of any such opportunities, Employee shall advise Employer in writing, and Employer shall have the right of first refusal before Employee pursues such opportunity.

5.	Compensation and Benefits.

Employer shall compensate Employee for services performed during the Term of this Agreement as follows:

A.
Annual Salary. Employer shall pay Employee a total Annual Salary of One Hundred Ten Thousand Five Hundred and 00/100 Dollars ($110,500) (minus all applicable deductions and withholdings, including federal, state, and local taxes, and FICA), payable in accordance with Employer’s normal payroll policies. At least annually, Employer shall review and may increase Employee’s Annual Salary as Employer determines to be reasonable and appropriate.

B.
Benefits. Employee shall be entitled to all benefits otherwise provided to full-time employees of Employer and in accordance with Employer’s policies. The terms and conditions on which Employer shall provide benefits to Employee are the same as it provides such benefits to its other management employees holding positions similar to that of Employee. Employee understands and agrees that all benefits are subject to change from time to time at the sole discretion of Employer.

C.
Retention Incentive. In recognition of Employee’s importance to the successful integration of Community Bank into the Employer and the significant incremental efforts that such will entail, and to induce Employee to remain with the Employer on the terms and conditions set forth in this Agreement, the Employer shall pay Employee a “Retention Incentive” equal to fifty percent (50%) of his Annual Salary. The Retention Incentive shall be paid in a single installment on first payroll date following the twelve (12) month anniversary of the Commencement Date (the “Incentive Payment Date”). In the event the Employee’s employment terminates prior to the Incentive Payment Date due to Employee’s death, permanent disability, termination by the Employer without Cause or resignation by Employee for Good Reason, then the Retention Incentive shall be paid within fifteen (15) days after such termination. If, prior to the Incentive Payment Date, Employee terminates his employment without Good Reason or his employment is terminated by the Employer for Cause under Paragraphs 10(E), 12, 13, 14 or 15, Employee will not be entitled to the Retention Incentive.

6.	Expense Reimbursement.

Employer shall reimburse Employee for all reasonable out-of-pocket expenses that are incurred by Employee in providing services to Employer hereunder, so long as Employee provides Employer with reasonable documentation necessary to support such expenses. All expense reimbursement shall be paid to Employee consistent with Employer’s expense reimbursement policy, in effect from time to time.

7.	Confidential Information and Return of Property.

Employee acknowledges that in the course of his employment with Employer, he will occupy a position of trust and confidence and will have access to and may develop

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Confidential Information of actual or potential value to, or otherwise useful to, Employer. “Confidential Information” means information that the Employer owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public, including, but not limited to, trade secrets (as defined by the Indiana Trade Secrets Act, Ind. Code sec. 24-2-3-1, et. seq.), information relating to the Employer’s business plans, financial condition, operating and other costs, sales, pricing, marketing, ideas, research records, plans for service improvements and development, lists of actual or potential customers, actual and potential customer usage and requirements, customer records, trade secrets, and any other information which derives independent economic value, either actual or potential. Information supplied to Employee from outside sources will also be presumed to be Confidential Information unless and until Employer designates it otherwise.
Employee agrees to use Confidential Information solely in the course of his duties as an employee of Employer and in furtherance of Employer’s business. Employee hereby further agrees that the above-referenced information will be kept confidential at all times during the Term of this Agreement and thereafter, that he will not disclose or communicate to any third party any of the Confidential Information and will not make use of the Confidential Information on his own behalf or on the behalf of a third party.
Employee agrees that all Confidential Information is and shall remain the exclusive property of Employer. Employee agrees to return to Employer on or before Employee’s termination of employment with Employer all Employer property, information and documents, including and without limitation, all reports, files, memoranda, records, software, hardware, credit cards, keys, computer access codes or disks, instruction or operational manuals, handbooks or manuals, written financial information, business plans or other physical and personal property which Employee received or prepared or helped prepare in connection with his employment with Employer; and Employee agrees that he will not retain any copies, duplicates, reproductions or excerpts thereof.
This Paragraph 7 shall survive the termination of this Agreement.

8.
A.    Customers. Employee shall not, at any time during the Term and for a period of one (1) year thereafter, directly or indirectly, on Employee’s own behalf or for any other person, firm, corporation or other business entity: (1) solicit, seek to obtain, initiate action to divert, or facilitate or participate in any discussions intended to divert, any of the business of any of Employer’s customers; (2) provide services to or accept the business of any of Employer’s customers for the types of financial services offered by Employer; or (3) request or advise any of Employer’s customers to terminate, reduce, limit or otherwise change their business relationship with Employer. For purposes of this Paragraph 8(A), “Employer’s customers” shall mean those persons, firms, corporations and other business entities who are customers of Employer at the time of Employee’s termination of employment with Employer or who were customers of Employer at any time during the one (1) year period immediately preceding the termination of Employee’s employment with Employer, whether or not Employee had direct contact with such customers on behalf of Employer.

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B.
Employees. Employee shall not, at any time during the Term or for a period of one (1) year thereafter, directly or indirectly, on Employee’s own behalf or for any other person, firm, corporation or other business entity, solicit, induce, request, advise, or otherwise attempt to take away or to influence any of Employer’s employees to terminate his or her employment with Employer.

C.	Survival. This Paragraph 8 shall survive the termination of this Agreement.

9.	Breach of Agreement.

A.
Employee acknowledges that any breach of Paragraphs 7 or 8 of this Agreement, by Employee may cause irreparable damage to Employer and that the legal remedies available to Employer will be inadequate. Therefore, in the event of any threatened or actual breach of Paragraphs 7 or 8 of this Agreement by Employee, Employee agrees that Employer shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in addition to legal remedies, without the need for posting bond. If Employee is found, by a court of competent jurisdiction, to have breached any of the terms of Paragraphs 7 or 8 of this Agreement, Employee agrees to pay Employer reasonable attorney’s fees and costs incurred in seeking relief from Employee’s breach of Paragraphs 7 or 8 of this Agreement.

Employee and Employer hereby submit to the jurisdiction and venue of the Delaware County, Indiana Courts and the United States District Court for the Southern District of Indiana, as applicable, in any cause of action to enforce the terms and conditions of Paragraphs 7 or 8 of this Agreement.

B.
Employee and Employer hereby agree that any claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof, except those identified in Paragraph 9(A) of this Agreement, shall be settled by binding arbitration in Delaware County, Indiana. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association, then in effect. Each party shall bear their own attorney’s fees and costs in such proceeding. Arbitration shall be the sole and exclusive method of resolving such claims, controversies, or disputes under this Agreement.

C.	This Paragraph 9 shall survive the termination of this Agreement.

10.	Termination.

A.
Termination Due to Death. In the event of Employee’s death, this Agreement shall terminate as of the date of Employee’s death. If this Agreement is terminated because of Employee’s death, Employee’s benefits shall be determined in accordance with the survivor’s benefits, insurance, and other applicable programs of Employer, then in effect. Upon Employee’s death, Employer’s obligations to compensate Employee under Paragraph 5 of this Agreement shall immediately expire; provided, however, that within forty-five (45) business days of Employee’s death, Employer shall pay to Employee’s estate that portion of his

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Annual Salary as provided in Paragraph 5(A) of this Agreement that shall have been earned through the date of Employee’s death, but not yet paid. Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(A), Employer and Employee (including Employee’s heirs, executors, administrators, and personal representatives) shall have no further obligations to each other under this Agreement.

B.
Termination Due to Disability. In the event Employee suffers a Disability, as defined herein, during the Term of Employment and is, therefore, unable to perform the duties required by the Agreement for more than ninety (90) calendar days during any consecutive twelve (12) month period, Employer shall have the right to terminate this Agreement and Employee’s employment. Employer shall deliver written notice to Employee of Employer’s intent to terminate this Agreement pursuant to this Paragraph 10(B) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Disability Notice Period”). This Agreement and Employee’s employment shall terminate at the close of business on the last day of the Disability Notice Period.

If this Agreement is terminated because of Employee’s Disability, Employee shall be entitled to receive any applicable disability insurance benefits as allowed under Paragraph 5 (B) of this Agreement. Upon termination of this Agreement pursuant to this Paragraph 10(B), Employer’s obligations to compensate Employee under Paragraph 5 of this Agreement shall immediately expire; provided, however, that within forty-five (45) business days after the termination of this Agreement, Employer shall pay to Employee that portion of his Annual Salary as provided in Paragraph 5(A) of this Agreement that shall have been earned through the termination date, but not yet paid. Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(B), Employer and Employee shall have no further obligations to each other under this Agreement.
For purposes of this Agreement only, the term “Disability” shall mean, the inability of Employee, because of injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the duties required by this Agreement with or without a reasonable accommodation. Employer shall reasonably and fairly determine such Disability upon receipt of, and in reliance on, medical advice from a licensed physician or physicians qualified to give professional medical advice.

C
.Termination by Employee. Employee may terminate this Agreement at any time, with or without Good Reason, by providing Employer written notice of his intent to terminate this Agreement pursuant to this Paragraph 10(C) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Employee’s Notice Period”). This Agreement and Employee’s employment shall terminate at the close of business on the last day of Employee’s Notice Period.

For purposes of this Paragraph 10(C), “Good Reason” shall mean any reasonable determination by Employee that (a) any of the following events has occurred: (i)

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any action by Employer to remove Employee from the position set forth in Paragraph 3, except for promotions, if any, and except where Employer properly acts to remove Employee for Cause as defined in Paragraph 10 (E) below, (ii) any action by Employer to materially limit, increase or modify Employee’s duties and/or authority from those contemplated by Paragraph 3 or to otherwise change the regular work location of Employee by more than twenty (20) miles from Employee’s work location with Community Bank immediately prior to the Merger, (iii) any failure of Employer to obtain the assumption of the obligation to perform this Agreement by any successor of the Employer, or (iv) any material breach by Employer of a term, condition or covenant of this Agreement, and (b) such action, failure or breach has not been cured by the Employer within thirty (30) days after receipt of written notice from Employee that an action, failure or breach described in clauses (i) through (iv) has occurred.
If Employee terminates this Agreement pursuant to this Paragraph 10(C), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that within fifteen (15) business days after the termination of this Agreement pursuant to this Paragraph 10(C),

1.
If termination is without Good Reason, Employer shall pay to Employee that portion of his Annual Salary as provided in Paragraph 5(A) of this Agreement that shall have been earned through the termination date, but not yet paid.

2.
If termination by Employee is with Good Reason, such termination shall be the equivalent of a termination of employment by the Employer without Cause and Employer shall pay to Employee the amounts described in Paragraph 10(D) below.

Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(C), Employer and Employee shall have no further obligations to each other under this Agreement.

D.
Termination by Employer Without Cause. At any time during the Term of Employment, Employer may terminate this Agreement (and, thus, terminate Employee’s Employment) for any reason by providing Employee written notice of its intent to terminate this Agreement pursuant to this Paragraph 10(D) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Employer’s Notice Period”). This Agreement and Employee’s employment shall terminate at the close of business on the last day of Employer’s Notice Period.

If this Agreement is terminated pursuant to this Paragraph 10(D) (or by Employee for Good Reason pursuant to Paragraph 10(C)), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that, if termination occurs under this Paragraph 10(D) (or by Employee for Good Reason

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pursuant to Paragraph 10(C)), within fifteen (15) business days after such termination, Employer shall pay to Employee a lump sum payment equal to the aggregate Annual Salary that would be payable to Employee for the remainder of the Term. Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(D), Employer and Employee shall have no further obligations to each other under this Agreement.

E.
Termination by Employer With Cause. At any time during the Term of Employment, Employer may terminate this Agreement and Employee’s Employment for “Cause.” The term “Cause” as used herein shall mean a reasonable determination by Employer that Employee:

1.
Engaged in willful and continued failure to perform substantially Employee’s duties with Employer if such failure continues for a period of thirty (30) days after Employer delivers to Employee written demand for substantial performance, specifically identifying the manner in which Employee has not substantially performed his duties;

2.	Engaged in unauthorized conduct and behavior that has the potential to expose Employer to material liability or otherwise significantly jeopardize Employer’s business interests;

3.	Has been charged or convicted of any crime constituting a felony or involving moral turpitude or controlled substance;

4.	Materially breached any term or condition of this Agreement; or

5.	As otherwise defined in this Agreement.

Upon the occurrence of any of the foregoing, Employer may provide Employee written notice of its intent to terminate this Agreement pursuant to this Paragraph 10(E) and this Agreement and Employee’s employment shall terminate at the close of business on the date on which Employer provides such notice.
If this Agreement is terminated pursuant to this Paragraph 10(E), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that Employer shall pay to Employee in accordance with Employer’s normal payroll practices, that portion of Employee’s Annual Salary as provided in Paragraph 5(A) of this Agreement that shall have been earned through the termination date. Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(E), Employer and Employee shall have no further obligations to each other under this Agreement.

F.
Exception to Loss of Rights and Benefits. Notwithstanding any contrary provisions contained herein, termination of this Agreement for any reason shall not limit, reduce or otherwise terminate the rights held by Employee to receive vested benefits or other amounts payable under the plans and programs described in Paragraph 5(B), to unpaid reimbursements for expenses described in

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Paragraph 6, or under any separate written agreement between Employee and Employer or any affiliate of First Merchants Corporation, including, but not limited to, Employee’s rights and benefits under any change in control agreement, deferred compensation agreements, and the Merger Agreement described in Paragraph 2.

11.	Indemnification of Employee.

Employer shall indemnify Employee to the fullest extent permitted by Employer’s articles of incorporation, by-laws and applicable federal or state banking or other laws for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorneys’ fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Employee or services for, or the acting by Employee as a director, officer or employee of, Employer, any subsidiary of Employer or any other person or enterprise at Employer’s request. Expenses, including but not limited to attorneys’ fees and disbursements, incurred in defending any action, suit, investigation or proceeding, for which Employee may be entitled to indemnification under this Paragraph 11 upon final disposition of such action, shall be paid by Employer in advance of the final disposition, to the maximum extent permitted by applicable laws and regulations; provided, however, that prior to making any such payments Employer shall receive an undertaking by or on behalf of Employee to repay such amounts if it shall ultimately be determined that he is not entitled to indemnification.

12.	Suspension.

If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If the charges in the notice are not dismissed within thirty (30) days following the date of suspension, Employer shall be entitled to terminate this Agreement by written notice to Employee and this Agreement and Employee’s employment shall terminate at the close of business on the date Employer provides such notice. Such termination shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

13.	Removal or Prohibition.

If Employee is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order and shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

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14.	Default of Employer.

If Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, and shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

15.	Termination by Regulatory Action.

All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of Employer: (i) by the Office of the Comptroller of the Currency (the “Controller”), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Controller at the time the Controller approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined to be in an unsafe and unsound condition. Such termination shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

16.	Conflict with Regulations.

If any of the provisions in this Agreement shall conflict with 12 C.F.R. § 30, Appendix A, or the Controller policies adopted thereunder (as the same may be amended from time to time) the requirements of such regulation shall supersede any contrary provisions herein and shall prevail.

17.	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Employer, and unless clearly inapplicable, all references herein to Employer shall be deemed to include any such successor. In addition, this Agreement shall be binding upon and inure to the benefit of Employee and his heirs, executors, legal representatives and assigns; provided, however, that the obligations of Employee hereunder are personal in nature and may not be delegated without the prior written approval of Employer.

18.	Choice of Law.

This Agreement shall be interpreted, construed, and governed by the laws of the State of Indiana, regardless of the place of execution or performance.

19.	Entire Agreement.

This Agreement contains the entire agreement of the parties and replaces and supersedes all employment agreements and change of control agreements between Employee and Community Bank. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

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This Agreement may be executed in multiple counterparts, each of which (or a facsimile thereof) shall be deemed an original, but all of which shall be considered a single instrument.

20.	Severability.

If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect.

21.	Notice.

Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if (i) delivered by hand to the other party; (ii) sent by facsimile communication with appropriate confirmation of delivery; (iii) sent by registered or certified United States Mail, return receipt requested, with all postage prepaid; or (iv) sent by recognized commercial express courier services, with all delivery charges prepaid; and addressed as follows:
If to Employer:
First Merchants Bank, National Association
Att: Michael C. Rechin, President and Chief Executive Officer
200 E. Jackson Street
Muncie, Indiana 47305

If to Employee:
Russell W. Freed
At the address on file with the Employer

22.	Acknowledgement.

Employee represents and acknowledges that Employee has had adequate time to review this Agreement, Employee has had the opportunity to ask questions and receive answers from Employer regarding this Agreement, and Employee has had the opportunity to consult with legal advisors of his choice concerning the terms and conditions of this Agreement.
This Agreement is intended to supersede and replace all prior agreements, understandings and arrangements between or among Employer, or any agent thereof, and the Employee, or any agent thereof, relating to the employment of Employee.

23.	Code Section 409A.

It is intended that any amounts payable under this Agreement and the Employer’s and Employee’s exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Employee to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent, (a)

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for any amount payable in two or more installments, each installment shall be treated as a separate payment, (b) if, due to the circumstances giving rise to any lump sum payment or payments under this Agreement, the date of payment or the commencement of such payments thereof must be delayed for six months following Employee’s separation from service in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees,” then such payment or payments shall be so delayed and paid upon expiration of such six month period and (b) each payment which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect. Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the Employer referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed is incurred. To the extent that any Treasury regulations, guidance or changes to Section 409A would result in the Employee becoming subject to interest and additional tax under Section 409A of the Code, the Employer and Employee agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

++THE REMAINDER OF THIS PAGE IS BLANK++
++THE SIGNATURE PAGE FOLLOWS++

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IN WITNESS WHEREOF, the parties hereto have voluntarily executed this Agreement as of the day and year first above written.

“EMPLOYER” FIRST MERCHANTS BANK, NATIONAL ASSOCIATION By: ___________________________ Michael C. Rechin, President and Chief Executive Officer	“EMPLOYEE” _______________________ _________________________________ Russell W. Freed

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

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EXHIBIT B-3
Employment Agreement
This Employment Agreement (“Agreement”) is made and entered into this ______ day of _________________, 2014, by and between CHARLES L. CROW (“Employee”) and FIRST MERCHANTS BANK, NATIONAL ASSOCIATION, a national banking association (“Employer”).

1.	Employment.

Employer hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth in this Agreement.

2	.Term of Agreement.

Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence on _________________ (the date of the merger of Community Bancshares, Inc. into First Merchants Corporation pursuant to that certain Agreement and Plan of Reorganization and Merger dated ________________, 2014 (the “Merger”), and continue for a term of twelve (12) months thereafter (the “Term”).

3.	Duties.

During the Term of this Agreement, Employee shall be ________________________ of the ______________Region and shall perform all duties related and necessary to that position. Employee agrees to abide by all by-laws, policies, practices, procedures, and rules of Employer.
Employee shall devote all of his professional time, efforts, skill and ability to the business of Employer, and shall not, during the Term of this Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, unless Employee has obtained the prior written approval of Employer which approval shall not be unreasonably withheld; but this shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made. Further, this Paragraph 3 shall not prevent Employee from participating in charitable or other not-for-profit activities as long as such activities do not materially interfere with Employee’s work for Employer.

4.	Business Opportunities.

Employee will take no action that deprives Employer of any business opportunities within the scope of Employee’s existing duties and, should Employee be offered or become aware of any such opportunities, Employee shall advise Employer in writing, and Employer shall have the right of first refusal before Employee pursues such opportunity.

5.	Compensation and Benefits.

Employer shall compensate Employee for services performed during the Term of this Agreement as follows:

A.
Annual Salary. Employer shall pay Employee a total Annual Salary of One Hundred Forty-Four Thousand and 00/100 Dollars ($144,000) (minus all applicable deductions and withholdings, including federal, state, and local taxes, and FICA), payable in accordance with Employer’s normal payroll policies. At least annually, Employer shall review and may increase Employee’s Annual Salary as Employer determines to be reasonable and appropriate.

B.
Benefits. Employee shall be entitled to all benefits otherwise provided to full-time employees of Employer and in accordance with Employer’s policies. The terms and conditions on which Employer shall provide benefits to Employee are the same as it provides such benefits to its other management employees holding positions similar to that of Employee. Employee understands and agrees that all benefits are subject to change from time to time at the sole discretion of Employer. Employee shall also be entitled to a car allowance similar to those in effect at Community Bank immediately prior to the Merger.

C.
Retention Incentive. In recognition of Employee’s importance to the successful integration of Community Bank into the Employer and the significant incremental efforts that such will entail, and to induce Employee to remain with the Employer on the terms and conditions set forth in this Agreement, the Employer shall pay Employee a Retention Incentive equal to $144,000. The Retention Incentive shall be paid in a single installment at the conclusion of the Term. In the event the Employee’s employment terminates prior to the conclusion of the Term due to Employee’s death, disability, termination by the Employer without Cause or resignation by Employee for Good Reason then the Retention Incentive shall be paid within fifteen (15) days after such termination. If, prior to the conclusion of the Term, Employee terminates his employment without Good Reason or his employment is terminated by the Employer for Cause under Paragraphs 10(E), 12, 13, 14 or 15, Employee will not be entitled to the Retention Incentive.

6.	Expense Reimbursement.

Employer shall reimburse Employee for all reasonable out-of-pocket expenses that are incurred by Employee in providing services to Employer hereunder, so long as Employee provides Employer with reasonable documentation necessary to support such expenses. All expense reimbursement shall be paid to Employee consistent with Employer’s expense reimbursement policy, in effect from time to time.

7.	Confidential Information and Return of Property.

Employee acknowledges that in the course of his employment with Employer, he will occupy a position of trust and confidence and will have access to and may develop Confidential Information of actual or potential value to, or otherwise useful to, Employer.

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“Confidential Information” means information that the Employer owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public, including, but not limited to, trade secrets (as defined by the Indiana Trade Secrets Act, Ind. Code sec. 24-2-3-1, et. seq.), information relating to the Employer’s business plans, financial condition, operating and other costs, sales, pricing, marketing, ideas, research records, plans for service improvements and development, lists of actual or potential customers, actual and potential customer usage and requirements, customer records, trade secrets, and any other information which derives independent economic value, either actual or potential. Information supplied to Employee from outside sources will also be presumed to be Confidential Information unless and until Employer designates it otherwise.
Employee agrees to use Confidential Information solely in the course of his duties as an employee of Employer and in furtherance of Employer’s business. Employee hereby further agrees that the above-referenced information will be kept confidential at all times during the Term of this Agreement and thereafter, that he will not disclose or communicate to any third party any of the Confidential Information and will not make use of the Confidential Information on his own behalf or on the behalf of a third party.
Employee agrees that all Confidential Information is and shall remain the exclusive property of Employer. Employee agrees to return to Employer on or before Employee’s termination of employment with Employer all Employer property, information and documents, including and without limitation, all reports, files, memoranda, records, software, hardware, credit cards, keys, computer access codes or disks, instruction or operational manuals, handbooks or manuals, written financial information, business plans or other physical and personal property which Employee received or prepared or helped prepare in connection with his employment with Employer; and Employee agrees that he will not retain any copies, duplicates, reproductions or excerpts thereof.
This Paragraph 7 shall survive the termination of this Agreement.

8.
A.    Customers. Employee shall not, at any time during the Term and for a period of one (1) year thereafter, directly or indirectly, on Employee’s own behalf or for any other person, firm, corporation or other business entity: (1) solicit, seek to obtain, initiate action to divert, or facilitate or participate in any discussions intended to divert, any of the business of any of Employer’s customers; (2) provide services to or accept the business of any of Employer’s customers for the types of financial services offered by Employer; or (3) request or advise any of Employer’s customers to terminate, reduce, limit or otherwise change their business relationship with Employer. For purposes of this Paragraph 8(A), “Employer’s customers” shall mean those persons, firms, corporations and other business entities who are customers of Employer at the time of Employee’s termination of employment with Employer or who were customers of Employer at any time during the one (1) year period immediately preceding the termination of Employee’s employment with Employer, whether or not Employee had direct contact with such customers on behalf of Employer.

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B.
Employees. Employee shall not, at any time during the Term or for a period of one (1) year thereafter, directly or indirectly, on Employee’s own behalf or for any other person, firm, corporation or other business entity, solicit, induce, request, advise, or otherwise attempt to take away or to influence any of Employer’s employees to terminate his or her employment with Employer.

C.	Survival. This Paragraph 8 shall survive the termination of this Agreement.

9.	Breach of Agreement.

A.
Employee acknowledges that any breach of Paragraphs 7 or 8 of this Agreement, by Employee may cause irreparable damage to Employer and that the legal remedies available to Employer will be inadequate. Therefore, in the event of any threatened or actual breach of Paragraphs 7 or 8 of this Agreement by Employee, Employee agrees that Employer shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in addition to legal remedies, without the need for posting bond. If Employee is found, by a court of competent jurisdiction, to have breached any of the terms of Paragraphs 7 or 8 of this Agreement, Employee agrees to pay Employer reasonable attorney’s fees and costs incurred in seeking relief from Employee’s breach of Paragraphs 7 or 8 of this Agreement.

Employee and Employer hereby submit to the jurisdiction and venue of the Delaware County, Indiana Courts and the United States District Court for the Southern District of Indiana, as applicable, in any cause of action to enforce the terms and conditions of Paragraphs 7 or 8 of this Agreement.

B.
Employee and Employer hereby agree that any claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof, except those identified in Paragraph 9(A) of this Agreement, shall be settled by binding arbitration in Delaware County, Indiana. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association, then in effect. Each party shall bear their own attorney’s fees and costs in such proceeding. Arbitration shall be the sole and exclusive method of resolving such claims, controversies, or disputes under this Agreement.

C.	This Paragraph 9 shall survive the termination of this Agreement.

10.	Termination.

A.
Termination Due to Death. In the event of Employee’s death, this Agreement shall terminate as of the date of Employee’s death. If this Agreement is terminated because of Employee’s death, Employee’s benefits shall be determined in accordance with the survivor’s benefits, insurance, and other applicable programs of Employer, then in effect. Upon Employee’s death, Employer’s obligations to compensate Employee under Paragraph 5 of this Agreement shall immediately expire; provided, however, that within forty-five (45) business days of Employee’s death, Employer shall pay to Employee’s estate that portion of his

4

Annual Salary as provided in Paragraph 5(A) of this Agreement that shall have been earned through the date of Employee’s death, but not yet paid. Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(A), Employer and Employee (including Employee’s heirs, executors, administrators, and personal representatives) shall have no further obligations to each other under this Agreement.

B.
Termination Due to Disability. In the event Employee suffers a Disability, as defined herein, during the Term of Employment and is, therefore, unable to perform the duties required by the Agreement for more than ninety (90) calendar days during any consecutive twelve (12) month period, Employer shall have the right to terminate this Agreement and Employee’s employment. Employer shall deliver written notice to Employee of Employer’s intent to terminate this Agreement pursuant to this Paragraph 10(B) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Disability Notice Period”). This Agreement and Employee’s employment shall terminate at the close of business on the last day of the Disability Notice Period.

If this Agreement is terminated because of Employee’s Disability, Employee shall be entitled to receive any applicable disability insurance benefits as allowed under Paragraph 5 (B) of this Agreement. Upon termination of this Agreement pursuant to this Paragraph 10(B), Employer’s obligations to compensate Employee under Paragraph 5 of this Agreement shall immediately expire; provided, however, that within forty-five (45) business days after the termination of this Agreement, Employer shall pay to Employee that portion of his Annual Salary as provided in Paragraph 5(A) of this Agreement that shall have been earned through the termination date, but not yet paid. Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(B), Employer and Employee shall have no further obligations to each other under this Agreement.
For purposes of this Agreement only, the term “Disability” shall mean, the inability of Employee, because of injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the duties required by this Agreement with or without a reasonable accommodation. Employer shall reasonably and fairly determine such Disability upon receipt of, and in reliance on, medical advice from a licensed physician or physicians qualified to give professional medical advice.

C.
Termination by Employee. Employee may terminate this Agreement at any time, with or without Good Reason, by providing Employer written notice of his intent to terminate this Agreement pursuant to this Paragraph 10(C) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Employee’s Notice Period”). This Agreement and Employee’s employment shall terminate at the close of business on the last day of Employee’s Notice Period.

For purposes of this Paragraph 10(C), “Good Reason” shall mean any reasonable determination by Employee that (a) any of the following events has occurred: (i)

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any action by Employer to remove Employee from the position set forth in Paragraph 3, except for promotions, if any, and except where Employer properly acts to remove Employee for Cause as defined in Paragraph 10 (E) below, (ii) any action by Employer to materially limit, increase or modify Employee’s duties and/or authority from those contemplated by Paragraph 3 or to otherwise change the regular work location of Employee by more than twenty (20) miles from Employee’s work location with Community Bank immediately prior to the Merger, (iii) any failure of Employer to obtain the assumption of the obligation to perform this Agreement by any successor of the Employer, or (iv) any material breach by Employer of a term, condition or covenant of this Agreement, and (b) such action, failure or breach has not been cured by the Employer within thirty (30) days after receipt of written notice from Employee that an action, failure or breach described in clauses (i) through (iv) has occurred.
If Employee terminates this Agreement pursuant to this Paragraph 10(C), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that within fifteen (15) business days after the termination of this Agreement pursuant to this Paragraph 10(C),

1.
If termination is without Good Reason, Employer shall pay to Employee that portion of his Annual Salary as provided in Paragraph 5(A) of this Agreement that shall have been earned through the termination date, but not yet paid.

2.
If termination by Employee is with Good Reason, such termination shall be the equivalent of a termination of employment by the Employer without Cause and Employer shall pay to Employee the amounts described in Paragraph 10(D) below.

Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(C), Employer and Employee shall have no further obligations to each other under this Agreement.

D.
Termination by Employer Without Cause. At any time during the Term of Employment, Employer may terminate this Agreement (and, thus, terminate Employee’s Employment) for any reason by providing Employee written notice of its intent to terminate this Agreement pursuant to this Paragraph 10(D) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Employer’s Notice Period”). This Agreement and Employee’s employment shall terminate at the close of business on the last day of Employer’s Notice Period.

If this Agreement is terminated pursuant to this Paragraph 10(D) (or by Employee for Good Reason pursuant to Paragraph 10(C)), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that, if termination occurs under this Paragraph 10(D) (or by Employee for Good Reason

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pursuant to Paragraph 10(C)), within fifteen (15) business days after such termination, Employer shall pay to Employee a lump sum payment equal to the aggregate Annual Salary that would be payable to Employee for the remainder of the Term. Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(D), Employer and Employee shall have no further obligations to each other under this Agreement.

E.
Termination by Employer With Cause. At any time during the Term of Employment, Employer may terminate this Agreement and Employee’s Employment for “Cause.” The term “Cause” as used herein shall mean a reasonable determination by Employer that Employee:

1.
Engaged in willful and continued failure to perform substantially Employee’s duties with Employer if such failure continues for a period of thirty (30) days after Employer delivers to Employee written demand for substantial performance, specifically identifying the manner in which Employee has not substantially performed his duties;

2.	Engaged in unauthorized conduct and behavior that has the potential to expose Employer to material liability or otherwise significantly jeopardize Employer’s business interests;

3.	Has been charged or convicted of any crime constituting a felony or involving moral turpitude or controlled substance;

4.	Materially breached any term or condition of this Agreement; or

5.	As otherwise defined in this Agreement.

Upon the occurrence of any of the foregoing, Employer may provide Employee written notice of its intent to terminate this Agreement pursuant to this Paragraph 10(E) and this Agreement and Employee’s employment shall terminate at the close of business on the date on which Employer provides such notice.
If this Agreement is terminated pursuant to this Paragraph 10(E), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that Employer shall pay to Employee in accordance with Employer’s normal payroll practices, that portion of Employee’s Annual Salary as provided in Paragraph 5(A) of this Agreement that shall have been earned through the termination date. Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(E), Employer and Employee shall have no further obligations to each other under this Agreement.

F.
Exception to Loss of Rights and Benefits. Notwithstanding any contrary provisions contained herein, termination of this Agreement for any reason shall not limit, reduce or otherwise terminate the rights held by Employee to receive vested benefits or other amounts payable under the plans and programs described in Paragraph 5(B), to unpaid reimbursements for expenses described in

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Paragraph 6, or under any separate written agreement between Employee and Employer or any affiliate of First Merchants Corporation, including, but not limited to, Employee’s rights and benefits under any change in control agreement, deferred compensation agreements, and the Merger Agreement described in Paragraph 2.

11.	Indemnification of Employee.

Employer shall indemnify Employee to the fullest extent permitted by Employer’s articles of incorporation, by-laws and applicable federal or state banking or other laws for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorneys’ fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Employee or services for, or the acting by Employee as a director, officer or employee of, Employer, any subsidiary of Employer or any other person or enterprise at Employer’s request. Expenses, including but not limited to attorneys’ fees and disbursements, incurred in defending any action, suit, investigation or proceeding, for which Employee may be entitled to indemnification under this Paragraph 11 upon final disposition of such action, shall be paid by Employer in advance of the final disposition, to the maximum extent permitted by applicable laws and regulations; provided, however, that prior to making any such payments Employer shall receive an undertaking by or on behalf of Employee to repay such amounts if it shall ultimately be determined that he is not entitled to indemnification.

12.	Suspension.

If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If the charges in the notice are not dismissed within thirty (30) days following the date of suspension, Employer shall be entitled to terminate this Agreement by written notice to Employee and this Agreement and Employee’s employment shall terminate at the close of business on the date Employer provides such notice. Such termination shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

13	.Removal or Prohibition.

If Employee is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order and shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

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14.	Default of Employer.

If Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, and shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

15.	Termination by Regulatory Action.

All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of Employer: (i) by the Office of the Comptroller of the Currency (the “Controller”), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Controller at the time the Controller approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined to be in an unsafe and unsound condition. Such termination shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

16.	Conflict with Regulations.

If any of the provisions in this Agreement shall conflict with 12 C.F.R. § 30, Appendix A, or the Controller policies adopted thereunder (as the same may be amended from time to time) the requirements of such regulation shall supersede any contrary provisions herein and shall prevail.

17.	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Employer, and unless clearly inapplicable, all references herein to Employer shall be deemed to include any such successor. In addition, this Agreement shall be binding upon and inure to the benefit of Employee and his heirs, executors, legal representatives and assigns; provided, however, that the obligations of Employee hereunder are personal in nature and may not be delegated without the prior written approval of Employer.

18.	Choice of Law.

This Agreement shall be interpreted, construed, and governed by the laws of the State of Indiana, regardless of the place of execution or performance.

19.	Entire Agreement.

This Agreement contains the entire agreement of the parties and replaces and supersedes all employment agreements and change of control agreements between Employee and Community Bank. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

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This Agreement may be executed in multiple counterparts, each of which (or a facsimile thereof) shall be deemed an original, but all of which shall be considered a single instrument.

20.	Severability..

If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect.

21.	Notice.

Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if (i) delivered by hand to the other party; (ii) sent by facsimile communication with appropriate confirmation of delivery; (iii) sent by registered or certified United States Mail, return receipt requested, with all postage prepaid; or (iv) sent by recognized commercial express courier services, with all delivery charges prepaid; and addressed as follows:
If to Employer:
First Merchants Bank, National Association
Att: Michael C. Rechin, President and Chief Executive Officer
200 E. Jackson Street
Muncie, Indiana 47305

If to Employee:
Charles L. Crow
At the address on file with the Employer

22.	Acknowledgement.

Employee represents and acknowledges that Employee has had adequate time to review this Agreement, Employee has had the opportunity to ask questions and receive answers from Employer regarding this Agreement, and Employee has had the opportunity to consult with legal advisors of his choice concerning the terms and conditions of this Agreement.
This Agreement is intended to supersede and replace all prior agreements, understandings and arrangements between or among Employer, or any agent thereof, and the Employee, or any agent thereof, relating to the employment of Employee.

23.	Code Section 409A.

It is intended that any amounts payable under this Agreement and the Employer’s and Employee’s exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Employee to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent, (a)

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for any amount payable in two or more installments, each installment shall be treated as a separate payment, (b) if, due to the circumstances giving rise to any lump sum payment or payments under this Agreement, the date of payment or the commencement of such payments thereof must be delayed for six months following Employee’s separation from service in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees,” then such payment or payments shall be so delayed and paid upon expiration of such six month period and (b) each payment which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect. Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the Employer referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed is incurred. To the extent that any Treasury regulations, guidance or changes to Section 409A would result in the Employee becoming subject to interest and additional tax under Section 409A of the Code, the Employer and Employee agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

++THE REMAINDER OF THIS PAGE IS BLANK++
++THE SIGNATURE PAGE FOLLOWS++

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IN WITNESS WHEREOF, the parties hereto have voluntarily executed this Agreement as of the day and year first above written.

“EMPLOYER” FIRST MERCHANTS BANK, NATIONAL ASSOCIATION By: ___________________________ Michael C. Rechin, President and Chief Executive Officer	“EMPLOYEE” ___________________________________ Charles L. Crow

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

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EXHIBIT C

FORM OF OPINION OF
COUNSEL FOR COMMUNITY BANCSHARES, INC.

1.
Community Bancshares, Inc. (“Community Bancshares”) is a corporation duly organized and validly existing under the laws of the State of Indiana and a bank holding company registered under the Bank Holding Company Act of 1956 (“BHCA”). Community Bancshares has no direct subsidiaries other than Community Bank, an Indiana state bank (the “Bank”). The Bank is duly organized and validly existing under the laws of the State of Indiana.

2.
Community Bancshares and the Bank have all requisite corporate power, authority and governmental authorizations required by the applicable laws to own their respective properties and to conduct their respective businesses as described in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by First Merchants Corporation (“First Merchants”) on ___________________, 2014, as amended.

3.
The Agreement and Plan of Reorganization and Merger dated as of July 21, 2014, by and between First Merchants and Community Bancshares (the “Agreement”) has been duly authorized, executed, and delivered by Community Bancshares and constitutes a valid and binding obligation of Community Bancshares, enforceable against Community Bancshares in accordance with its terms.

4.
The total number of shares which Community Bancshares has the authority to issue is 2,000,000 shares of common stock, without par value (“Community Bancshares Common Stock”). As of the “Effective Date” (as defined in the Agreement), there were 550,000 shares of Community Bancshares Common Stock issued and outstanding. To our knowledge, there are no outstanding options, commitments, calls, agreements, warrants, stock appreciation rights or other subscription rights for the issuance or acquisition of any Community Bancshares Common Stock or relating to Community Bancshares Common Stock or any other shares of capital stock of Community Bancshares other than those disclosed in the Community Bancshares Disclosure Letter to the Agreement.

5.
The Board of Directors and the shareholders of Community Bancshares have taken all corporate action required in order to adopt and approve the merger of Community Bancshares with and into First Merchants and the Agreement, and to authorize the execution, delivery and consummation of the Agreement.

6.
Neither the execution of the Agreement, nor the consummation of the transactions contemplated thereby, does or will, except as disclosed in the Community Bancshares Disclosure Letter to the Agreement: (a) conflict with, result in a breach of, or constitute a default under Community Bancshares’ or the Bank’s organizational documents; (b) to our knowledge, conflict with, result in a breach of, or constitute a default under the applicable laws or any court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, to which Community Bancshares or the Bank is subject or bound, the result of which would have a Material Adverse Effect; (c) to our knowledge, result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or other adverse interest upon any right, property or asset of Community Bancshares or the Bank, the result of which would have a Material Adverse Effect; (d) to our knowledge, terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which Community Bancshares or the Bank is subject or bound, the result of which would have a Material Adverse Effect; or (e) to our knowledge, accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Community Bancshares or the Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, the result of which would have a Material Adverse Effect.

7.
The meeting of the shareholders of Community Bancshares held on ________________________, was duly held in accordance with all applicable laws, and the Agreement was duly approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Community Bancshares Common Stock, which is the only vote on the part of the shareholders of Community Bancshares required in order to approve the Agreement and the transactions contemplated therein.

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EXHIBIT D

FORM OF OPINION OF
COUNSEL FOR FIRST MERCHANTS CORPORATION

1.
First Merchants Corporation (“First Merchants”) is a corporation duly organized and validly existing under the laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”). First Merchants Bank, National Association, a national bank (the “Bank”), is a wholly-owned subsidiary of First Merchants and is duly organized and validly existing under The National Bank Act.

2.
First Merchants and the Bank have all requisite corporate power, authority and governmental authorizations required by the applicable laws to own their respective properties and to conduct their respective businesses as described in First Merchants’ Annual Report filed on Form 10-K for the year ending December 31, 2013, and in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by First Merchants on ___________________, 2014, as amended.

3.
The Agreement and Plan of Reorganization and Merger (the “Agreement”) dated as of July 21, 2014, by and between First Merchants and Community Bancshares, Inc. (“Community Bancshares”), has been duly authorized, executed, and delivered by First Merchants and constitutes a valid and binding obligation of First Merchants, enforceable against First Merchants in accordance with its terms.

4.
The Board of Directors and the shareholders of First Merchants have taken all corporate action required in order to adopt and approve the merger of Community Bancshares with and into First Merchants and the Agreement, and to authorize the execution, delivery and consummation of the Agreement.

5.
The total number of shares which First Merchants has the authority to issue is (a) 50,000,000 shares of common stock, without par value (“First Merchants Common Stock”), and (b) 500,000 shares of preferred stock, without par value (“First Merchants Preferred Stock”), of which 116,000 shares of such First Merchants Preferred Stock have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series A authorized, $1,000 per share liquidation amount (the “Fixed Rate Cumulative Preferred Stock”) and 90,823.23 shares have been designated Senior Non-Cumulative Perpetual Preferred Stock, Series B authorized, $1,000 per share liquidation amount (the “Senior Non-Cumulative Preferred Stock”). As of the “Effective Date” (as defined in the Agreement), there were ________________ shares of First Merchants Common Stock issued and outstanding and no shares of First Merchants Preferred Stock issued and outstanding. To our knowledge, there are no outstanding options, commitments, calls, agreements, warrants, stock appreciation rights or other subscription rights for the issuance or acquisition of any First Merchants Common Stock or relating

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to First Merchants Common Stock or any other shares of capital stock of First Merchants other than those disclosed in the First Merchants Disclosure Letter to the Agreement.

6.
Neither the execution of the Agreement, nor the consummation of the transactions contemplated thereby, does or will, except as disclosed in the First Merchants Disclosure Letter to the Agreement: (a) conflict with, result in a breach of, or constitute a default under First Merchants’ or the Bank’s organizational documents; (b) to our knowledge, conflict with, result in a breach of, or constitute a default under the applicable laws or any court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, to which First Merchants or the Bank is subject or bound, the result of which would have a Material Adverse Effect; (c) to our knowledge, result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or other adverse interest upon any right, property or asset of First Merchants or the Bank, the result of which would have a Material Adverse Effect; (d) to our knowledge, terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which First Merchants or the Bank is subject or bound, the result of which would have a Material Adverse Effect; or (e) to our knowledge, accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, First Merchants or the Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, the result of which would have a Material Adverse Effect.

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